UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Filed by a Party other than the Registrant

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Buckeye Technologies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Buckeye Technologies Inc.
P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

September 23, 2009

Dear Stockholder:

          You are cordially invited to attend the annual meeting of stockholders of Buckeye Technologies Inc. to be held on Thursday, November 5, 2009 at 5:00 p.m., Central Time, at our headquarters, 1001 Tillman Street, Memphis, Tennessee.

          With this letter we have enclosed a copy of our Annual Report for the fiscal year ended June 30, 2009, Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card. These materials provide further information about our Annual Meeting. If you would like another copy of the Annual Report, please send your request to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary, and one will be mailed to you. It is also available on our Internet website at www.bkitech.com.

          At this year’s Annual Meeting, the agenda includes the election of the three directors named in the accompanying proxy statement and a proposal to ratify the appointment of our independent registered public accounting firm. The Board of Directors recommends that you vote FOR election of the nominees for directors and FOR ratification of appointment of the independent registered public accounting firm. Members of the Board of Directors, our executive officers and representatives from our independent registered public accounting firm will be present at the Annual Meeting to answer any questions you may have.

          It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope to ensure your shares will be represented. If you do attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person. Also, registered and most beneficial stockholders may vote by telephone or through the Internet. Instructions for using these convenient services are explained on the enclosed proxy card. Your vote is very important. I urge you to vote your proxy as soon as possible.

          We look forward to seeing you at the Annual Meeting.

Very truly yours,

John B. Crowe
Chairman and Chief Executive Officer

Buckeye Technologies Inc.
P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 5, 2009

          The regular annual meeting of stockholders of Buckeye Technologies Inc. will be held on Thursday, November 5, 2009 at 5:00 p.m., Central Time, at our headquarters, 1001 Tillman Street, Memphis, Tennessee, for the following purposes:

1.	Election of Directors. To elect the three Class II directors named in the accompanying proxy statement to serve until the 2012 annual meeting of stockholders;

2.	Ratification of Auditors. To ratify the selection of Ernst & Young LLP as Buckeye’s independent registered public accounting firm for fiscal year 2010; and

3.	Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

          Only those stockholders of record at the close of business on September 11, 2009 are entitled to notice of, and to vote at, the annual meeting and any adjournment thereof. On that day, 38,736,675 shares of common stock were outstanding. Each share entitles the holder to one vote.

          This Proxy Statement is being sent, beginning approximately September 23, 2009, to all stockholders of record at the close of business on September 11, 2009, the record date fixed by our Board of Directors. We have enclosed with this Proxy Statement a copy of our Annual Report. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report is not incorporated into, and should not be deemed part of, this Proxy Statement.

By Order of the Board of Directors

Sheila Jordan Cunningham
Senior Vice President,
General Counsel and Corporate Secretary

Your Vote Is Important

Please mark, sign and date your proxy card and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting.
Registered and most beneficial stockholders may also vote via telephone or through the Internet.

Buckeye Technologies Inc.
P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDERS MEETING TO BE HELD ON THURSDAY, NOVEMBER 5, 2009: THIS
PROXY STATEMENT, PROXY CARD AND THE 2009 ANNUAL REPORT TO
STOCKHOLDERS ARE AVAILABLE AT THE INVESTOR RELATIONS TAB OF OUR
INTERNET WEBSITE AT WWW.BKITECH.COM.

GENERAL INFORMATION

What is this document?

          This document is the Proxy Statement of Buckeye Technologies Inc. for the Annual Meeting of Stockholders to be held at 5:00 p.m., Central Time, on Thursday, November 5, 2009. A form of proxy card is included. This document and the form of proxy card are first being mailed or given to stockholders on or about September 23, 2009.

          We refer to our company throughout this document as “we,” “us,” the “Company” or “Buckeye.” In addition, throughout this document, “2010” refers to our fiscal year ending June 30, 2010, “2009” refers to our fiscal year ended June 30, 2009, “2008” refers to our fiscal year ended June 30, 2008, and “2007” refers to our fiscal year ended June 30, 2007.

What is the date and time of the Annual Meeting?

          The Annual Meeting is scheduled to be held on Thursday, November 5, 2009, 5:00 p.m., Central Time.

Where is the Annual Meeting being held?

          The Annual Meeting is being held at our corporate headquarters, 1001 Tillman Street, Memphis, Tennessee.

Why am I receiving this document?

          You are receiving this document because you were one of our stockholders of record on September 11, 2009, the record date for our 2009 Annual Meeting. We are sending this document and the form of proxy card to solicit your proxy to vote upon certain matters at the Annual Meeting.

What is a proxy?

          It is your legal designation of another person, called a “proxy,” to vote the stock you own. The document that designates someone as your proxy is also called a proxy or a proxy card.

Who is paying the costs to prepare this document and solicit my proxy?

          The Company will pay all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement and the form of proxy card.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

          Your proxy is being solicited by and on behalf of our board of directors (the “Board”). In addition to solicitation by use of the mails, proxies may be solicited by our officers and employees in person or by telephone, electronic mail, facsimile transmission or other means of communication. Our officers and employees will not be additionally compensated, but they may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners. We may incur the fees and expenses of hiring the services of a solicitation agent in connection with this proxy solicitation to the extent we determine that engaging a solicitation agent is in the best interest of the Company.

Who may attend the Annual Meeting?

          Only stockholders, their proxy holders and our invited guests may attend the meeting. If a broker, bank or other nominee holds your shares in street name, please bring a copy of the account statement reflecting your ownership as of September 11, 2009 so that we may verify your stockholder status and have you check in at the registration desk for the meeting. For security reasons, we also may require photo identification for admission.

What if I have a disability?

          If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance. Please send any request for assistance to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary, at least two weeks before the meeting.

What is Buckeye Technologies Inc. and where is it located?

          We are a leading manufacturer and marketer of specialty fibers and nonwoven materials. We are headquartered in Memphis, Tennessee, USA, and currently operate facilities in the United States, Germany, Canada and Brazil. Our products are sold worldwide to makers of consumer and industrial goods. We are the only manufacturer in the world offering cellulose-based specialty products made from both wood and cotton and utilizing wetlaid and airlaid technologies. As a result, we produce and market a broader range of cellulose-based specialty products than any of our competitors.

Where is our common stock traded?

          Our common stock is traded and quoted on the New York Stock Exchange (the “NYSE”) under the symbol “BKI.”

VOTING MATTERS

What am I voting on?

          You will be asked to vote on the following:

•	the election of the three directors named in this proxy statement; and

•	the ratification of the appointment of our independent registered public accounting firm for 2010.

Who is entitled to vote?

          You may vote if you were the record owner of shares of our common stock at the close of business on September 11, 2009. Each share of common stock is entitled to one vote. As of September 11, 2009, there were 38,736,675 shares of our common stock outstanding. A list of our stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, at our headquarters for a period of ten (10) days prior to the Annual Meeting.

May other matters be raised at the Annual Meeting; how will the meeting be conducted?

          We currently are not aware of any business to be acted upon at the Annual Meeting other than the two matters described above. Under Delaware law and our governing documents, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to the Company by the stockholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

          The Chairman has broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The Chairman is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the Annual Meeting proceeds in a manner that is fair to all participants.

How do I vote?

          You may choose one of the following ways to vote:

          Vote by Internet: You can choose to vote your shares at any time using the Internet site listed on your proxy card. This site will give you the opportunity to make your selections and confirm that your instructions have been followed. We have designed our Internet voting procedures to authenticate your identity by use of a unique control number found on the enclosed proxy card. To take advantage of the convenience of voting on the Internet, you must subscribe to one of the various commercial services that offer access to the world wide web. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by you. We do not charge any separate fees for access to our Internet site. If you vote via the Internet, you do not need to return your proxy card.

          Vote by Telephone: You can also vote by telephone at any time by calling the toll-free number (for residents of the United States) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by telephone, you do not need to return your proxy card.

          Vote by Mail: If you choose to vote by mail, simply mark your proxy card, and then sign, date and return it to us, before the Annual Meeting, in the postage pre-paid envelope provided. We will then vote your shares as you direct.

          In addition to voting by proxy, you may vote in person at the Annual Meeting. However, in order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by proxy even if you plan to be present at the Annual Meeting.

How will my proxy be voted?

          The individuals named on the proxy card will vote your proxy in the manner you indicate on the proxy card. If your proxy card is signed but does not contain specific instructions, your proxy will be voted: “FOR” all of the directors nominated and “FOR” ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

Can I change my mind and revoke my proxy?

          Yes. To revoke a proxy given pursuant to this solicitation, you must:

•	sign another proxy with a later date and return it to our Secretary at or before the Annual Meeting;

•	provide our Secretary with a written notice of revocation dated later than the date of the proxy at or before the Annual Meeting; or

•	attend the Annual Meeting and vote in person.

Note that attendance at the Annual Meeting will not revoke a proxy if you do not actually vote at the Annual Meeting.

What if I receive more than one proxy card?

          Multiple proxy cards mean that you have more than one account with brokers or our transfer agent. Please vote all of your shares. We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, and it may be reached at (800) 937-5449.

How will abstentions and broker non-votes be treated?

          Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

What are broker non-votes?

          If you are the beneficial owner of shares held in “street name” by a broker, your broker is the record holder of the shares. The broker, however, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker may exercise discretionary voting power to vote your shares with respect to routine matters, but the broker may not exercise discretionary voting power to vote your shares with respect to “non-routine” items. All of the matters identified in this document to be voted upon at the meeting presently are considered to be “routine” items. In the case of non-routine items, the shares that cannot be voted by your broker would be treated as “broker non-votes.”

How many votes must be present to hold the Annual Meeting?

          A quorum must be present at the Annual Meeting for any business to be conducted. A quorum exists when the holders of a majority of the 38,736,675 shares of our common stock outstanding on September 11, 2009 are present in person or by proxy at the meeting. If we do not have a quorum, we will be forced to reconvene the 2009 Annual Meeting at a future date.

How many votes are needed to elect directors and approve other matters?

          Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at the Annual Meeting. This means that the three director nominees with the most affirmative votes will be elected. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees.

          The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010 will be approved if the proposal receives the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

How many votes do I have and can I cumulate my votes?

          You have one vote for every share of our common stock that you own. Cumulative voting is not allowed.

Will my vote be confidential?

          Yes. We will continue our practice of keeping the votes of all stockholders confidential. Stockholder votes will not be disclosed to our directors, officers, employees or agents, except:

•	as necessary to meet applicable legal requirements;

•	in a dispute regarding authenticity of proxies and ballots;

•	in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; or

•	when a stockholder makes a written comment on the proxy card or otherwise communicates the vote to management.

PROPOSAL 1 — ELECTION OF DIRECTORS

What is the structure of our Board?

          Pursuant to Delaware law, our business, property and affairs are managed under the direction of our Board. The Board has responsibility for establishing broad corporate policies and for the overall performance and direction of the Company, but it is not involved in day-to-day operations. Members of the Board keep informed of our business by participating in Board and committee meetings, by reviewing reports sent to them regularly and through discussions with our executive officers.

          Our Board is divided into three classes, with each class elected for a three-year term. The number of directors that constitutes the Board is fixed from time to time by a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Currently, our Board is comprised of nine directors.

Who are the nominees this year?

          The Board has nominated the following three persons to serve as Class II Directors: Red Cavaney, John B. Crowe and David B. Ferraro. If elected, each nominee would hold office until the 2012 Annual Meeting of Stockholders or until his earlier death, resignation or removal. We anticipate that each of these nominees will be available for election, but if a situation arises in which he is unavailable, the proxy will be voted in accordance with the best judgment of the named proxies unless you have directed otherwise.

What is the background of the directors?

          Information about the three individuals nominated as directors and the remaining members of the Board is provided below.

          Nominees for Election as Class II Directors (Terms expiring 2012)

          Red Cavaney, age 66, has been a director of Buckeye since 1996. Since November 2008 he has been Senior Vice President – Government, Public Affairs and Communications of ConocoPhillips. From 1997 to October 2008 he served as President and Chief Executive Officer of the American Petroleum Institute. He was President, Chief Executive Officer and a director of the American Plastics Council from 1994 to 1997 immediately following service as President of the American Forest & Paper Association and President of its predecessor, the American Paper Institute. He is a past Chairman of the American Society of Association Executives and the American Council on Capital Formation.

          John B. Crowe, age 62, has been a director of Buckeye since August 2004. Since July 2006 he has served as Chairman of the Board and Chief Executive Officer of Buckeye. From April 2003 through June 2006 he served as President and Chief Operating Officer of Buckeye. He was Senior Vice President, Wood Cellulose from January 2001 to April 2003. He joined Buckeye in December 1997 and was Vice President, Wood Cellulose from January 1998 to January 2001. Prior to joining Buckeye, he was Executive Vice President and General Manager at Alabama River Pulp Co., Inc. and Alabama Pine Pulp Co., Inc. from 1994 to 1997. He was Vice President and Site Manager of Flint River Operations, a subsidiary of the Weyerhaeuser Company from 1992 to 1994. From 1979 to 1992, he served in numerous positions with the Procter & Gamble Company. Mr. Crowe is a director of Myers Industries, Inc.

          David B. Ferraro, age 71, a private investor, has been a director of Buckeye since March 1993. From April 2003 through June 2006 he served as Chairman of our Board and our Chief Executive Officer and retired from the Company in September 2006. From March 1993 to April 2003 he was President and Chief Operating Officer of Buckeye. He was Manager of Strategic Planning of The Procter & Gamble Company from 1991 through 1992. He served as President of Buckeye Cellulose Corporation, then a subsidiary of Procter & Gamble, from 1989 through 1991, as its Executive Vice President and Manager of Commercial Operations from 1987 through 1989, and as its Comptroller from 1973 through 1986.

          Incumbent Directors – Class III Directors (Terms expiring 2010)

          Lewis E. Holland, age 66, has been a director of Buckeye since September 2005. Mr. Holland was President of Henry Turley Company, a real estate company specializing in development of urban communities, from 2001 until his retirement in September 2009. He previously served as Vice Chairman and Chief Financial Officer and also head of ancillary businesses at National Commerce Bancorporation from 1994 until July 2001. From 1989 to 1994, Mr. Holland was a partner with the accounting firm of Ernst & Young LLP where he managed the Memphis audit staff.

          Kristopher J. Matula, age 47, has been a director of Buckeye since April 2007. Since July 2006 he has served as President and Chief Operating Officer of Buckeye. From October 2003 through June 2006 he served as Executive Vice President and Chief Financial Officer of Buckeye. He was Senior Vice President of several different Buckeye divisions from July 1997 to October 2003. Prior to joining Buckeye in 1994, he held various positions with Procter & Gamble and General Electric.

          Virginia B. Wetherell, age 62, has been a director of Buckeye since May 2006. She is co-founder and a director of Florida Biomass Energy, LLC and serves as President of Wetherell Consulting, Inc. From 1991 to 1998 she served as Secretary to the Florida Department of Environmental Protection. From 1988 to 1991 she served as the Deputy Director to the Florida Department of Natural Resources. From 1982 to 1988 she served as a State Representative to the Florida House of Representatives.

          Incumbent Directors – Class I Directors (Terms expiring 2011)

          George W. Bryan, age 65, has been a director of Buckeye since April 2001. Mr. Bryan served as Chief Executive Officer of Sara Lee Foods from 1998 until his retirement in 2000 and as a Senior Vice President of the Sara Lee Corporation between 1983 and 1998. Mr. Bryan is a director of Regions Financial Corp.

          R. Howard Cannon, age 47, a private investor, has been a director of Buckeye since 1996. Mr. Cannon resigned from service as an officer of Buckeye in April 2005 to pursue other interests. From April 2003 to April 2005, he served as Senior Vice President, Wood Cellulose. Mr. Cannon was Vice President, Nonwovens Sales from August 2000 to April 2003 and was Manager, Corporate Strategy from November 1999 to August 2000. Before assuming a position with Buckeye, he was President of Dryve, Inc., a company which at one time consisted of 33 dry cleaning operations, a position he had held since 1987. He is co-trustee of the Cannon Family Trust.

          Katherine Buckman Gibson, age 47, has been a director of Buckeye since August 2004. Since April 2000 she has been Chairman of the Board of Bulab Holdings, Inc., the parent company of Buckman. From May 1993 to May 2001, she served as Secretary of Buckman and as Vice President-Legal from 1994 to 2001. She currently serves as Vice Chairman of Buckman.

How are our directors compensated?

          Board Fees

          Directors who are employees of Buckeye are not entitled to receive any fees for serving as directors. Directors who are not our employees receive the following annual director and committee fees, for which cash components are payable in equal quarterly installments:

Types of Compensation	Amount

Board Retainer

$40,000 cash annually and restricted stock having a value of $30,000 as determined by the closing trading price of the Company’s common stock on the grant date (i) on the date a person becomes a director if he or she became a director on a date other than the date of the annual stockholders meeting and (ii) on the date of the annual stockholders meeting, and vesting ratably over a three year period

Board Meeting Fees	None

Committee Meeting Fees

None if committee meeting is held in conjunction with regularly scheduled quarterly board meeting; $1,000 per meeting when meeting is not held in conjunction with regularly scheduled quarterly board meeting (effective October 16, 2007)

Service Fees:

Presiding Director	$5,000 annually (effective August 8, 2007)

Audit Committee Chair	$10,000 annually

Audit Committee Member	$5,000 annually

Other Committee Chair	$5,000 annually

Other Committee Member	$2,500 annually

          2007 Omnibus Incentive Compensation Plan

          Under the 2007 Omnibus Incentive Compensation Plan, we granted each director 5,906 shares of restricted stock in November 2008 at the fair market value on the date of grant, or $5.08 per share. This restricted stock vests at the rate of one-third per year, commencing one year from the date of grant.

           The restrictions applicable to the restricted stock also lapse upon the first to occur of the following events, subject to the director’s continued service as a member of the Board:

•	the date the director completes his or her service as a member of the Board provided that the director completes the term of office to which he or she was elected or appointed;

•	termination of service as a member of the Board as a result of the director’s disability;

•	termination of service with the Board as a result of death; or

•	a change in control of Buckeye.

          Should a director’s service to Buckeye terminate for any reason other than expiration of his or her term of office, death, disability or a change in control, before any portion of the director’s restricted stock award vests, then the unvested portion of the director’s award is forfeited with no further compensation due to the director. If a director is terminated as a member of the Board for cause, the director’s entire restricted stock award (including, to the extent possible, any vested shares of restricted stock) is forfeited with no further compensation due to the director.

          Deferred Compensation Plan for Non-Employee Directors

          Prior to October 16, 2007, non-employee directors could elect to receive payment of all or a portion of their directors’ fees in shares of the Company’s common stock pursuant to Buckeye’s Deferred Compensation Plan for Non-Employee Directors. The Deferred Compensation Plan for Non-Employee Directors was terminated October 16, 2007. Prior to termination of that plan, only one director had an interest in an account under this deferred compensation plan.

          Under the Deferred Compensation Plan for Non-Employee Directors each non-employee director also had the opportunity to defer voluntarily receipt of his or her director’s fees pursuant to the plan into either an interest bearing account or a common stock unit account. Amounts deferred into a common stock unit account were payable in cash, in a lump sum payment or installment payments, in an amount equal to the number of shares of common stock that could have been purchased on the open market at the time of the deferral multiplied by the fair market value of the common stock at the time of distribution.

          Amended and Restated Formula Plan for Non-Employee Directors

          Prior to May 15, 2006, non-employee directors received (i) an initial grant of an option to purchase 10,000 shares of common stock upon election or appointment to the Board if not appointed or elected at an annual meeting, and (ii) a grant of an option to purchase 10,000 shares of common stock on the date of each annual meeting at which the director was newly elected, re-elected or continued to serve on the Board. The Amended and Restated Formula Plan for Non-Employee Directors (“Formula Plan”), under which these options were granted, expired on May 15, 2006, and no additional options may be granted under the Formula Plan.

          Pursuant to the Formula Plan, options were granted with an exercise price equal to the fair market value of the common stock on the date of grant. Under the Formula Plan, each option issued on the date of an annual meeting became fully exercisable on the first anniversary of its issuance or the next regularly scheduled annual meeting of stockholders, whichever occurred first. Each option issued on a date other than the date of an annual meeting of stockholders became fully exercisable on the first anniversary of its issuance. Upon the termination of a non-employee director’s tenure as a result of death or disability, all unvested options granted pursuant to the Formula Plan will vest and remain exercisable for one year. Upon the termination of a non-employee director’s tenure for any other reason, all unvested options will expire immediately and vested options will expire 90 days after the date of termination.

          Effective August 8, 2006, to replace the benefits that had been granted under the Formula Plan, the Non-Employee Directors Compensation Committee elected to grant each director additional cash compensation in the amount of $20,000 (i) at the time the director is appointed or elected to the Board if not appointed or elected at an annual meeting and (ii) at each annual meeting at which the director is newly elected, re-elected or continues to serve on the Board. The Board encouraged each director to invest this component of compensation in Buckeye’s common stock. Upon the approval of the 2007 Omnibus Incentive Compensation Plan at the 2007 Annual Meeting, awards of stock options and restricted stock again became available for grant to the non-employee directors and the practice of paying $20,000 additional cash compensation was terminated.

          Other Benefits

          Our directors are reimbursed for out-of-pocket expenses related to their service as directors.

Are there stock ownership guidelines for directors?

          In April 2008, the Board adopted stock ownership guidelines for non-employee directors. The guidelines require each non-employee director to own Company stock equal to three times the director’s annual cash retainer. For the purpose of these guidelines, stock ownership includes shares over which an individual has direct or indirect ownership or control, including restricted stock, but does not include unexercised stock options. Directors have five years from the later of the date the Board adopted the guidelines and the date elected or appointed to the Board to accumulate the required stock ownership. Although the guidelines are expressed as a multiple of the director’s annual cash retainer, the Board approved a policy of translating the stock ownership guidelines into a specific number of shares based on the price of our stock at a specific point in time. This provides directors with a clear and consistent stock ownership target that is not affected by the volatility of our stock price. The Board has pegged the stock ownership requirements to a stock price of $9.03, which was the price of the stock on the date of the initial grant of equity awards to employees under the 2007 Omnibus Incentive Compensation Plan. At present the stock ownership guidelines for non-employee directors expressed as a number of shares is 13,289.

Are there any relationships between our directors and our executive officers?

          There are no family relationships between or among any of our directors and executive officers.

How many votes are needed to elect directors?

          The affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting is necessary for the election of directors (assuming a quorum of a majority of the outstanding shares of common stock is present).

What does the Board recommend?

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

GOVERNANCE OF THE COMPANY

What is corporate governance and how do we implement it?

          Corporate governance is a set of rules established by the Company to ensure that its directors, executive officers and employees conduct the Company’s business in a legal, impartial and ethical manner. Our Board has a strong commitment to sound and effective corporate governance practices. The Company’s management and our Board have reviewed and continue to monitor our corporate governance practices in light of Delaware corporate law, U.S. federal securities laws and the listing requirements of the NYSE.

What documents establish and implement our corporate governance practices?

          The Code of Business Conduct and Ethics, Code of Ethics for Officers and Key Financial Managers, the Employee Complaint Procedures for Accounting and Auditing Matters, the Corporate Governance Guidelines and the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee were adopted by the Company for the purpose of increasing transparency in our governance practices as well as promoting honest and ethical conduct, promoting full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company, and promoting compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

          The Code of Business Conduct and Ethics applies to the members of our Board, our Chief Executive Officer and our senior financial officers as well as all other officers and employees. It provides that any waiver of this code may be made only by the Board. Any waiver in favor of a director or executive officer is publicly disclosed. We disclose amendments to, and waivers from, the Code of Business Conduct and Ethics, if any, on our website, www.bkitech.com.

Where can I access the Company’s corporate governance documents?

          The Company’s Code of Business Conduct and Ethics, the Employee Complaint Procedures for Accounting and Auditing Matters, the Corporate Governance Guidelines and the charters of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee may be accessed at the Investor Relations tab of our website, www.bkitech.com. In addition, any stockholder or other interested party may request, without charge, a copy of the Company’s corporate governance documents by submitting a written request for any of such materials to: Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary.

How often did the Board meet in 2009?

          The Board held four meetings during 2009. Directors are expected to attend each meeting of the Board and each meeting of those Committees on which they serve. In addition to meetings, the Board and its Committees review and act upon matters through written consent procedures. All of the directors attended 75% or more of the total number of meetings of the Board and those Committees on which they served during the last fiscal year.

          We adopted a policy for attendance by the Board at our stockholder annual meetings which encourages directors, if practicable and time permitting, to attend our stockholder annual meetings. Two of our directors attended the Annual Meeting of Stockholders held on November 5, 2008.

Has the Board appointed a Presiding Director for non-management sessions of the Board?

          The Board appointed Ms. Buckman Gibson as the Presiding Director to preside over non-management and executive sessions of the Board effective August 4, 2009, for a one year term. From August 1, 2008 through the expiration of his term on August 4, 2009, Mr. Cavaney served as Presiding Director to chair meetings of the Board’s executive sessions of non-management directors. The non-management directors met in executive session at least one time during fiscal year 2009.

What committees have been established by the Board?

          The Board currently has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Non-Employee Director Compensation Committee.

          All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent. The following table sets forth the current membership of the Company’s standing committees:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Non-Employee Director Compensation Committee

George W. Bryan		X	X (Chair)

Red Cavaney	X	X (Chair)

R. Howard Cannon(1)	X (from May 1, 2008 to October 27, 2008)		X (from May 1, 2008 to October 27, 2008)

Katherine Buckman Gibson	X		X

Lewis E. Holland	X (Chair)	X

Virginia B. Wetherell		X	X

John B. Crowe				X

Kristopher J. Matula				X

(1) Even though Mr. Cannon met the independence requirements of the NYSE, which provide that a director is independent if he has not been employed by the Company in the past three years, Mr. Cannon nevertheless resigned from the Audit Committee and the Nominating and Corporate Governance Committee to comply with the position of RiskMetrics Group, Inc., a shareholder advisory service, that a director is not independent if he has been employed by the Company within the past five years. Mr. Cannon resigned as an officer of the Company in April 2005.

Who are our independent directors?

          In accordance with the NYSE’s listing requirements, the Board has evaluated each of its directors’ independence from the Company and its management based on the NYSE’s definition of “independence.” In its review of each director’s independence, the Board reviewed whether any transactions or relationships exist currently or, during the past three years existed, between each director and the Company and its subsidiaries, affiliates, equity investors or independent registered public accounting firm. The Board also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates. Based on the review of the Board and the NYSE’s definition of “independence,” the Board has determined that a majority of the Board is “independent.” The independent directors are Mr. Bryan, Mr. Cavaney, Mr. Cannon, Ms. Buckman Gibson, Mr. Holland and Ms. Wetherell. The Board has also determined that each of the members of our Audit Committee is “independent” for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How can you communicate with the Board?

          Stockholders and other interested parties may send communications to the Board or any Committee of the Board by writing to the Board or the Committee at Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary. The Secretary will distribute all stockholder and other interested party communications to the intended recipients and/or distribute to the entire Board, as appropriate.

          In addition, stockholders and other interested parties may also contact the Presiding Director or the non-management directors as a group by writing to the Presiding Director, c/o Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary. The Secretary will forward all stockholder and other interested party communications to the Presiding Director who will review and distribute, if addressed to the non-management directors, all stockholder and other interested party communications to the non-management directors as a group.

What are our complaint procedures?

          Complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by writing to the Chairman of the Audit Committee, c/o Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary. Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked “Confidential.” Alternatively, complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by our employees confidentially and anonymously by sending them to Chair, Audit Committee, Buckeye Technologies Inc., P.O. Box 22471, Memphis, TN 38122-9998.

What are the responsibilities of the Audit Committee?

          The Audit Committee for fiscal year 2010 consists of Mr. Lewis E. Holland (Chairman), Mr. Red Cavaney and Ms. Katherine Buckman Gibson, all of whom are independent, non-employee directors of Buckeye under the listing standards of the NYSE. Our Board has determined that Mr. Holland is an “audit committee financial expert” as such term is defined in the rules of the Securities and Exchange Commission, or the “SEC.”

          The Audit Committee met six times during fiscal year 2009. A copy of the Audit Committee charter is available to our stockholders and other interested parties at the Investor Relations tab on our website at www.bkitech.com and is also available in print to any stockholder or other interested party who makes a request to our Corporate Secretary. Ernst & Young LLP currently serves as our independent registered public accounting firm.

          The Audit Committee has the authority and responsibility to:

•	hire one or more independent registered public accountants to audit our books, records and financial statements and to review our systems of accounting (including our systems of internal control);

•	discuss with the independent registered public accounting firm the results of the annual audit and quarterly reviews;

•	conduct periodic independent reviews of the systems of accounting (including systems of internal control);

•	make reports periodically to the Board with respect to its findings; and

•	undertake other activities described more fully in the section called “Report of the Audit Committee of the Board.”

What are the responsibilities of the Compensation Committee?

          The Compensation Committee for fiscal year 2010 consists of Mr. Red Cavaney (Chairman), Mr. George W. Bryan, Mr. Lewis E. Holland and Ms. Virginia B. Wetherell, all of whom are independent, non-employee directors of Buckeye under the listing standards of the NYSE. Each member of the Compensation Committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

          The Compensation Committee met six times during fiscal year 2009. Our Board adopted a written charter for our Compensation Committee, which is available to our stockholders and other interested parties at the Investor Relations tab on our web site at www.bkitech.com and is also available in print to any stockholder or other interested party who makes such a request to our Corporate Secretary.

          The Compensation Committee’s responsibilities include:

•	determining, or recommending to our Board for determination, the compensation and benefits of all of our executive officers;

•	reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	administering our stock plans and other incentive compensation plans; and

•	other matters that the Board specifically delegates to the Compensation Committee from time to time.

The responsibilities of the Compensation Committee are described in more detail in the section called “Compensation Discussion and Analysis.”

          During 2009, the Compensation Committee retained Mercer (U.S.) Inc. to provide information and recommendations on various issues, including long-term incentive compensation. During fiscal 2009, the Company’s Chief Executive Officer, along with other members of management, provided recommendations to, and participated in portions of the Compensation Committee’s meetings with respect to the compensation to be received by persons other than themselves.

What are the responsibilities of the Nominating and Corporate Governance Committee?

          The Nominating and Corporate Governance Committee for fiscal year 2010 consists of Mr. George W. Bryan (Chairman), Ms. Katherine Buckman Gibson and Ms. Virginia B. Wetherell, all of whom are independent, non-employee directors of Buckeye under the listing standards of the NYSE.

          The Nominating and Corporate Governance Committee met four times during fiscal year 2009. Our Board adopted a written charter for our Nominating and Corporate Governance Committee, which is available to our stockholders and other interested parties at the Investor Relations tab on our web site at www.bkitech.com and is also available in print to any stockholder or other interested party who makes such a request to the Company’s Secretary.

          The Nominating and Corporate Governance Committee has the authority and responsibility to:

•	assist the Board by actively identifying individuals qualified to become Board members;

•	recommend to the Board the director nominees for election at the next annual meeting of stockholders or for appointment to the Board, as appropriate;

•	monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies;

•	lead the Board and each committee of the Board in its annual performance self-evaluation, including establishing criteria to be used in connection with such evaluation; and

•	develop and recommend to the Board and administer the Corporate Governance Guidelines of Buckeye.

          When evaluating director candidates, the Committee considers several factors, including the individual’s character, judgment, ethics, integrity, familiarity with our business and whether his or her experience and skills are complementary to our Board and business. The Committee will also consider the candidate’s willingness to devote a sufficient amount of time to perform his or her duties as a director effectively and other relevant factors it deems appropriate. The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

          During the fiscal year ended June 30, 2009, the Committee did not engage any third party to assist it in identifying or evaluating nominees for election to the Board.

          The Committee will consider nominees to the Board recommended by stockholders if stockholders comply with the Company’s advance notice requirements. The Company’s Bylaws provide that a stockholder who wishes to nominate a person for election as a director at a meeting of stockholders must deliver written notice to the Secretary of the Company. This notice must contain, as to each nominee, all of the information relating to such person as would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Securities Exchange Act of 1934, and certain other information, including the name and address of the stockholder delivering the notice as it appears on the stock records of the Company, the number and class of shares held of record by such stockholder, information about derivative securities holdings of such stockholder, any arrangement or understanding pursuant to which such stockholder has a right to vote or has granted a right to vote any shares of the Company’s stock, whether such stockholder has a short interest in any of the Company’s securities, whether such stockholder is entitled to a fee based on the value of the Company’s securities, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate such nominee, and a certification that such stockholder has complied with all applicable federal, state and other legal requirements in connection with such stockholder’s acquisition of the Company’s securities and such stockholder’s acts or omissions as a stockholder of the Company. The foregoing summary does not include all requirements a stockholder must satisfy in order to nominate a candidate to the Board. Stockholders of the Company who wish to recommend a nominee to the Board should read carefully the Company’s Bylaws, which are available at the Investor Relations tab of our website at www.bkitech.com.

          In order to be eligible to be a nominee for election as a director of the Company by a stockholder, such potential nominee must deliver to the Secretary of the Company a written questionnaire providing the requested information about the background and qualifications of such person and a written representation and agreement that such person is not and will not become a party to any voting agreements, any agreement or understanding with any person with respect to any compensation or indemnification in connection with service on the Board, and would be in compliance with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

          Stockholder nominations must be submitted in accordance with the deadlines set forth under the caption “STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING” located on page 45 of this proxy statement. Stockholder nominations should be sent to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, Attention: Corporate Secretary.

Where can I find information on Buckeye’s other executive officers?

          For additional information on Buckeye’s executive officers, please refer to the “Executive Officers of the Registrant” section of our annual report on Form 10-K for the fiscal year ended June 30, 2009, which was filed with the SEC on August 27, 2009.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Has the Audit Committee selected our independent registered public accounting firm for fiscal year 2010?

          The Audit Committee has reappointed Ernst & Young LLP as our independent registered public accounting firm, to audit and certify our financial statements for the fiscal year ending June 30, 2010. In making the decision to reappoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Ernst & Young LLP is incompatible with maintaining that firm’s independence.

Is stockholder approval required for the appointment of the independent registered public accounting firm for 2010?

          Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by applicable legal requirements. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. In the event the stockholders do not ratify the appointment of Ernst & Young LLP, the appointment will be reconsidered by the Audit Committee and the Board. However, the Audit Committee and the Board may, in their discretion, still appoint Ernst & Young LLP.

Will representatives of Ernst & Young LLP attend the Annual Meeting?

          Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

What fees were paid to our independent registered public accounting firm in 2009 and 2008?

          During fiscal year 2009, Ernst & Young LLP not only acted as the independent registered public accounting firm for Buckeye and our subsidiaries (work related to auditing the annual financial statements for fiscal year 2009 and reviewing the financial statements included in our Forms 10-Q) but also rendered on our behalf other services, including tax-related services.

          The Audit Committee has the sole authority to pre-approve any non-audit services to be provided by the independent registered public accounting firm. The Audit Committee approved 100% of the services reflected in the table below under audit fees and tax fees. The Audit Committee considers whether the provision of permitted non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

          The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit services related to the two most recent fiscal years and for other services billed in the two most recent fiscal years.

Type of Service	2009	2008
Audit Fees (1)	$1,280,871	$1,266,978
Tax Fees (2)	277,433	288,606

Total	$1,558,304	$1,555,584

(1)

Comprised of fees associated with the annual audit of Buckeye’s financial statements, audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of Buckeye’s quarterly reports on Form 10-Q, statutory audits required internationally and other SEC filings.

(2)	Comprised of services for tax compliance, tax return preparation, tax advice and tax planning.

Has the Audit Committee determined Ernst & Young LLP’s independence from the Company?

          The Audit Committee has considered the non-audit services provided by Ernst & Young LLP and determined that the provision of such services had no effect on Ernst & Young LLP’s independence from the Company.

How does the Audit Committee pre-approve services provided by the independent registered public accounting firm?

          The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm is required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and all fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

How many votes are needed to ratify the appointment of our independent registered public accounting firm for 2010?

          Approval of the proposal to ratify the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting of Stockholders (assuming a quorum of a majority of the outstanding shares of common stock is present).

What does the Board recommend?

          THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

          The Audit Committee for fiscal year 2009 consisted of the following directors:

Director
Mr. Red Cavaney
Mr. R. Howard Cannon (from May 1, 2008 to October 27, 2008)
Ms. Katherine Buckman Gibson
Mr. Lewis E. Holland (Chair)

          All four directors who served on the Audit Committee in the 2009 fiscal year met the independence and qualification standards required by the NYSE. The Board determined that Mr. Holland is an “audit committee financial expert,” as defined by SEC rules, for fiscal year 2009. The Audit Committee operates in accordance with its written charter, which was most recently revised in August 2004. A copy of this charter is available on our website at www.bkitech.com.

          The Audit Committee monitors and reviews the performance of the independent registered public accounting firm and the quality and integrity of Buckeye’s internal accounting, auditing and financial reporting practices.

          The Audit Committee has obtained from the independent registered public accounting firm, Ernst & Young LLP, a formal written statement describing all relationships between the auditors and Buckeye that might bear on the auditors’ independence, as required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee also has discussed with the auditors any relationships that may impact their objectivity and independence, and it has considered Buckeye’s payment of fees to the auditors. The Audit Committee confirms that the registered public accounting firm is independent of Buckeye.

          The Audit Committee has reviewed and discussed with management Buckeye’s audited financial statements for the year ended June 30, 2009. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”), and with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of Buckeye’s financial statements. The Audit Committee also has discussed with the independent registered public accounting firm its evaluation of Buckeye’s internal controls and the overall quality of Buckeye’s financial reporting.

          Based upon the results of the inquiries and actions discussed above, in reliance upon management and Ernst & Young LLP, and subject to the limitations of its role, the Audit Committee recommended to the Board that Buckeye’s audited financial statements be included in its Annual Report on Form 10-K for the year ended June 30, 2009, for filing with the SEC. The Audit Committee has also recommended the reappointment, subject to stockholder ratification, of the independent registered public accounting firm, Ernst & Young LLP.

Audit Committee
Lewis E. Holland, Chairman
Red Cavaney
Katherine Buckman Gibson

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table shows the number of shares of our common stock that were beneficially owned as of September 11, 2009 by (A) each person known to own more than 5% of the Company’s shares; (B) each director of the Company and each of the Named Executive Officers, as defined in “Compensation Discussion and Analysis” below; and (C) all directors and executive officers of the Company as a group.

	Name	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)

(A)	Barclays Global Investors, NA (2) 400 Howard Street San Francisco, California 94105	3,320,378	8.6%

	Dimensional Fund Advisors LP (3) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	3,276,816	8.5%

	NewSouth Capital Management, Inc. (4) 1100 Ridgeway Loop Road, Suite 444 Memphis, Tennessee 38120	2,879,319	7.4%

	The Vanguard Group, Inc. (5) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,991,816	5.1%

(B)	Charles S. Aiken (6)	145,661	*
	George W. Bryan (7)	77,688	*
	R. Howard Cannon (8)	628,730	1.6%
	Red Cavaney (9)	77,688	*
	John B. Crowe (10)	453,073	1.2%
	Steven G. Dean (11)	66,875	*
	David B. Ferraro (12)	502,212	1.3%
	Katherine Buckman Gibson (13)	42,688	*
	Lewis E. Holland (14)	47,688	*
	Paul N. Horne (15)	173,381	*
	Kristopher J. Matula (16)	237,089	*
	Virginia B. Wetherell (17)	17,688	*

(C)	All Directors and Executive Officers as a group (17 persons) (18)	2,915,788	7.5%

* Less than 1% of the issued and outstanding our shares of common stock.

(1)

Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 38,736,675 shares issued and outstanding as of September 11, 2009. Options to purchase an aggregate of 1,049,965 shares are exercisable or become exercisable within 60 days of September 11, 2009. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)

Barclays Global Investors, NA filed a Schedule 13G with the SEC on February 5, 2009, reporting that it and its affiliates had the sole power to dispose or to direct the disposition of 3,320,378 shares, which constitutes more than 5% of our common stock.

(3)

Dimensional Fund Advisors LP filed a Schedule 13G/A with the SEC on February 9, 2009, reporting that it had the sole power to dispose of or direct the disposition of 3,276,816 shares, which constitutes more than 5% of our common stock.

(4)

NewSouth Capital Management, Inc. filed a Schedule 13G/A with the SEC on February 10, 2009, reporting that it had the sole power to dispose of or direct the disposition of 2,879,319 shares, which constitutes more than 5% of our common stock.

(5)

The Vanguard Group, Inc. filed a Schedule 13G with the SEC on February 13, 2009, reporting that it had the sole power to dispose of or direct the disposition of 1,991,816 shares, which constitutes more than 5% of our common stock.

(6)

Includes 14,026 shares held in our 401(k) and retirement plans; 20,983 shares of restricted stock issued pursuant to our Restricted Stock Plan; 24,324 shares issuable upon the exercise of options; and 19,372 shares of restricted stock issued pursuant to our 2007 Omnibus Incentive Compensation Plan (the “2007 Omnibus Plan”).

(7)	Includes 60,000 shares issuable upon the exercise of options granted under our stock plan for non-employee directors; and 7,094 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(8)

Includes 10,000 shares issuable upon the exercise of options. As of September 11, 2009, also includes 301,442 shares held by the Cannon Family Trust, R. Howard Cannon and Richard Prosser Guenther, Co-Trustees; and 7,094 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(9)

Includes 60,000 shares issuable upon the exercise of options granted under our stock option plan for non- employee directors; and 7,094 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(10)

Includes 20,830 shares held in our 401(k) and retirement plans; 74,219 shares of restricted stock issued pursuant to our Restricted Stock Plan; 178,852 shares issuable upon the exercise of options; and 102,458 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(11)

Includes 7,066 shares held in our 401(k) and retirement plans; 6,282 shares of restricted stock issued pursuant to our Restricted Stock Plan; 25,660 shares issuable upon the exercise of options; and 16,588 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(12)	Includes 300,000 shares issuable upon the exercise of options; and 7,094 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(13)	Includes 30,000 shares issuable upon exercise of options granted under our stock plan for non-employee directors; and 7,094 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(14)	Includes 20,000 shares issuable upon exercise of options granted under our stock option plan for non-employee directors; and 7,094 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(15)

Includes 1,801 shares held in our 401(k) and retirement plans; 23,547 shares of restricted stock issued pursuant to our Restricted Stock Plan; 34,656 shares issuable upon the exercise of options; and 20,863 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(16)

Includes 16,764 shares held in our 401(k) and retirement plans; 36,303 shares of restricted stock issued pursuant to our Restricted Stock Plan; 98,780 shares issuable upon the exercise of options; and 40,683 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

(17)	Includes 10,000 shares issuable upon exercise of options granted under our stock option plan for non- employee directors; and 7,094 shares of restricted stock issuable under our 2007 Omnibus Plan.

(18)

Includes an aggregate of 124,300 shares held in our 401(k) and retirement plans; 226,431 shares of restricted stock issued pursuant to our Restricted Stock Plan; 1,049,965 shares issuable upon exercise of options granted under the stock option plan for non-employee directors and our other stock option plans; and 334,693 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

          Our primary compensation philosophy is to offer a compensation program that attracts, retains and rewards executive officers who contribute to Buckeye’s long-term success and increased stockholder value. We define the term “executive officers” to be the group consisting of our chief executive officer, our chief operating officer and our eight senior vice presidents. For fiscal year 2009 our named executive officers for purposes of this Compensation Discussion and Analysis and the tables below were John B. Crowe, Steven G. Dean, Kristopher J. Matula, Paul N. Horne and Charles S. Aiken (each a “Named Executive Officer,” and collectively, the “Named Executive Officers”).

          Compensation for Buckeye’s executive officers is comprised of three principal components: base salary, annual performance-based incentive compensation and long-term equity-based incentive compensation in the form of stock options and restricted stock.

          Base salary and overall compensation are generally targeted to be between the 50th and 75th percentiles of companies in our peer group, although individual variances may occur depending on an executive officer’s experience and performance, and are competitive with those paid by companies in our peer group. In making pay determinations, the Compensation Committee also takes other factors into consideration, such as Company and individual performance, the specific roles, responsibilities and qualifications of each executive officer, macroeconomic conditions, and pay practices for comparably-sized companies in the broader market, as reported in executive compensation surveys published by Mercer and other firms. The Compensation Committee believes that executive officer compensation should be aligned with our near-term and long-term business objectives and performance in order to ensure the commitment of our executive officers to our continued success. Consequently, a significant portion of executive officer annual compensation is “at risk” and depends upon Buckeye’s and each individual executive’s performance against quantitative and qualitative performance criteria established annually. To encourage each executive officer’s contribution to our long-term growth and profitability and to further enhance stockholder value and promote alignment with stockholder interests, the compensation program includes an equity-based component.

          In light of the global economic downturn and its impact on our business, management implemented a temporary freeze on base salaries effective January 1, 2009, for our chief executive officer, chief operating officer and senior vice presidents. That temporary salary freeze was expanded to include all employees to the extent allowed by law effective April 1, 2009. The temporary salary freeze remains in effect as of the date of this proxy statement.

          Based on the continuing deterioration of the economy and its impact on our business, management implemented a temporary salary reduction effective April 1, 2009, for officers as follows:

Officer	Amount of Temporary Salary Reduction
Chief Executive Officer	10%
Chief Operating Officer	6.7%
Senior Vice Presidents	5%
Vice Presidents	3.5%

The temporary salary reduction remains in place as of the date of this proxy statement.

Compensation Consultant

          To assist the Compensation Committee in assessing the market competitiveness of our compensation program, the Compensation Committee retained Mercer (U.S.) Inc. (“Mercer”) as its compensation consultant. In this capacity, Mercer periodically reviews our executive compensation program, compiles market data and business performance statistics of comparable companies for Compensation Committee comparison and review, summarizes trends and developments impacting executive compensation, reviews equity grant practices and other topics as requested by the Compensation Committee, and provides recommendations for maintaining or improving pay competitiveness and aligning executive pay with business performance. The Compensation Committee traditionally engages Mercer to conduct a comprehensive executive compensation study every two years; the most recent Mercer study was completed in May 2009. Mercer reports directly to the Compensation Committee, which directs its work, and regularly participates in Compensation Committee meetings. The Compensation Committee has the sole authority to establish the nature and scope of Mercer’s engagement, to approve Mercer’s fees and to terminate Mercer’s engagement. All of the decisions with respect to determining the amount or form of compensation for the Company’s executive officers are made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by Mercer.

Roles of Executives in Establishing Compensation

          The Compensation Committee meets regularly to consider all major elements of compensation, including the design and implementation of compensation and benefits programs. At the request of the Compensation Committee Chair, our General Counsel prepares an agenda and supporting materials for each meeting. Mr. Crowe and Mr. Matula generally attend Compensation Committee meetings by invitation but are excused for executive sessions. At the Compensation Committee’s request, Mr. Crowe and Mr. Matula make recommendations to the Compensation Committee concerning the salary, bonus and equity compensation to be granted to our other executive officers. Their recommendations are consistent with the guidelines adopted by the Compensation Committee and take into account the recommendations and data provided by Mercer. The Compensation Committee may approve, modify or disapprove any of the recommendations made by management.

Stock Ownership Guidelines

          In January 2008, at the recommendation of the Compensation Committee, the Board adopted stock ownership guidelines for our senior executives to further align their interests with stockholders by promoting long-term equity ownership. Although the guidelines were initially expressed as a multiple of each executive’s base salary (ranging from 1X to 3X base salary), the Board approved a policy of translating the stock ownership guidelines into a specific number of shares based on the price of our stock at a specific point in time. This provides executives with a clear and consistent stock ownership target that is not affected by the volatility of our stock price. The Board currently has pegged the stock ownership requirements to a stock price of $9.03, which was the price of our stock on the date of the initial grant of equity awards to employees under the 2007 Omnibus Incentive Compensation Plan. The Compensation Committee periodically reviews and re-evaluates these targets. At present the stock ownership guidelines for senior executives, expressed as a number of shares are:

Officer	Required Ownership of Company Stock
Chief Executive Officer	224,252 shares
Chief Operating Officer	100,775 shares
Senior Vice Presidents	From 30,454 shares to 38,760 shares depending on individual salary

For the purpose of these guidelines, stock ownership includes shares over which an individual has direct or indirect ownership or control, including restricted stock, but does not include unexercised stock options. Management has five years from the later of the date the Board adopted the guidelines and the date on which an individual first became subject to the guidelines to accumulate the required stock ownership.

Compensation Committee

          During fiscal year 2009 the Compensation Committee held five meetings. At these meetings, the Compensation Committee:

•	approved annual bonus awards for our executive officers for fiscal year 2008 under the non-equity based at-risk compensation (“ARC”) program;

•	reviewed and approved a salary increase for one executive officer;

•	approved the EBIT threshold target for the “All Employee Bonus” for fiscal year 2009 and the objective performance criteria for the ARC program for executive officers for fiscal year 2009;

•

reviewed and approved the Compensation Committee report and the Compensation Discussion and Analysis to be included in the Company’s Proxy Statement prepared in connection with the 2008 Annual Meeting of Stockholders held on November 5, 2008;

•

reviewed and approved the frequency of performance reviews and salary reviews for the executive officers and established a policy for management to submit to the Compensation Committee a summary of performance appraisals for the executive officers on an annual basis;

•	established an annual review of comprehensive executive compensation tally sheets for the executive officers;

•	adopted a policy for translating executive stock ownership guidelines from a percentage of base salary to a specified of number shares in order to provide clear consistent guidelines;

•	reviewed its charter and confirmed that the Compensation Committee is operating in compliance with its charter;

•	conducted an annual review of our compensation policies and programs for appropriateness and legal compliance;

•	conducted a self-assessment and reviewed the results of the self-assessment;

•	approved at management’s request a temporary salary freeze and a temporary salary reduction for the Company’s officers;

•	received and reviewed Mercer’s report concerning current best practices for long-term incentive awards in light of the current economic downturn;

•	approved the grant of stock options and/or restricted stock to certain management employees under the 2007 Omnibus Incentive Compensation Plan; and

•	commissioned and received from Mercer an updated comprehensive executive pay and performance study.

          In fiscal year 2010, the Compensation Committee has held two meetings as of September 11, 2009. At these meetings, the Compensation Committee:

•	approved annual bonus awards for our executive officers for fiscal year 2009 under the ARC program;

•	approved the EBIT threshold target for the “All Employee Bonus” for fiscal year 2010 and the objective performance criteria for the ARC program for our executive officers for fiscal year 2010;

•	reviewed Mercer’s biannual comprehensive executive pay and performance study;

•

approved a restructuring of the performance mix under the ARC program for fiscal year 2010 so that the subjective portion is reduced from one-third to one-sixth of the total award opportunity, and the objective portion is increased from two-thirds to five-sixths of the total award opportunity;

•	approved changing a portion of future grants to senior executives under the 2007 Omnibus Incentive Compensation Plan to performance based awards; and

•

approved moving the timing of future annual equity grants under the 2007 Omnibus Incentive Compensation Plan, beginning in 2010, from April to shortly after the end of the fiscal year (July/August) so that all incentive compensation award determinations can occur at the same time each year.

Components of Executive Compensation

          Our executive compensation program consists of three key components: base salary, annual performance-based incentive compensation, and long-term equity-based incentives currently provided in the form of stock options and restricted stock.

Benchmarking

          We gauge our compensation levels against companies in a peer group recommended by Mercer and approved by our Compensation Committee. The Compensation Committee sets salary and overall compensation for our executive officers at levels that it believes are competitive with those of our peer group. Members of our peer group generally:

•	are similar to Buckeye in terms of size (i.e., revenue, net income, market capitalization), industry and/or global presence; and

•	have executive officer positions that are comparable to Buckeye in terms of breadth, complexity and scope of responsibilities.

          Our peer group currently consists of Aep Industries, Inc., Caraustar Industries Inc., Clearwater Paper Corp., Fuller (H.B.) Co., Glatfelter, Kapstone Paper & Packaging, Louisiana-Pacific Corp., Neenah Paper Inc., Omnova Solutions Inc., Packaging Corporation of America, Rayonier Inc., Schweitzer-Mauduit International Inc., Tredegar Corp., and Wausau Paper Corporation.

Elements of Executive Compensation

          Base Salary

          The Compensation Committee sets the base salaries of our executive officers at levels intended to reward day-to-day activities and, along with other pay components, these salaries serve as a means to attract talented executives. In determining base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, length of time in the position, prior experience, breadth of knowledge, competitive pay practice in the pulp and paper industry, including the peer group compensation information, and the level of competition among companies in our industry to attract and retain talented leaders. The Compensation Committee’s philosophy is to manage base salaries within a competitive range between the 50th and 75th percentile levels for comparably-sized industry peers and broader market companies, taking into consideration each individual’s experience level and performance.

          The Compensation Committee reviewed the base salaries for the Named Executive Officers during fiscal year 2009, taking into consideration market data provided by Mercer and the executives’ roles and responsibilities, performance and experience in their respective positions. Consistent with Mercer’s recommendation, the salary of our Senior Vice President, Chief Financial Officer was increased in July 2008 to reflect the incumbent’s recent promotion and to bring his pay within a competitive range of the market 50th percentile. None of the other executive officers received salary increases in fiscal 2009. As noted above, salaries for all executive officers were frozen effective January 1, 2009 and were subsequently temporarily reduced, effective April 1, 2009, in response to the economic downturn and its impact on our business. Both the salary freeze and the following temporary salary reduction remain in place as of the date of this proxy statement:

Officer	Amount of Temporary Salary Reduction
Chief Executive Officer	10%
Chief Operating Officer	6.7%
Senior Vice Presidents	5%
Vice Presidents	3.5%

Annual Incentive Compensation

          Non-Equity Incentive Plan: Annual “All Employee Bonus” Plan

          We have a broad-based non-equity incentive “All Employee Bonus” plan that covers most of our employees, including our executive officers. Under our “All Employee Bonus” plan, participants may earn bonuses of up to 15% of their base salary depending upon our business performance measured against specific annual financial targets.

          To align employees with the Company’s strategic goals and to foster an environment of Company-wide teamwork and a sense of site cohesiveness, the “All Employee Bonus” for fiscal year 2009 had two components: a Company-wide portion and a site-specific portion. Under the Company-wide component, employees were eligible to earn a bonus of up to 7% of their annual salary if we achieved a Company-wide performance target. Under the site-specific component, employees were eligible to earn an additional bonus of up to 8% of their annual salary based on achieving performance targets related to particular business objectives tailored to their specific site. Each site had a safety goal, a cash flow goal, and other objectives pertinent to the site’s business situation, as shown in the following table:

“All Employee Bonus”

	Measure	Percentage of Annual Salary

Company-wide Portion	EBIT	Up to 7%

Site-Specific Portion	Safety Site Cash Flow Other (varies by site)	Up to 2% Up to 3% Up to 3%

	Potential Total Bonus	Up to 15%

          We set challenging performance targets under our incentive compensation plans and have historically awarded a small portion of the potential bonus if the demanding performance targets were met. Thus, for an employee to receive the full bonus potential of 15% of salary, the challenging corporate and site impact performance targets had to be exceeded. Based on Mercer’s review and advice, the Compensation Committee has adopted a recommendation to re-calibrate performance targets and corresponding award opportunities so that total cash compensation levels can be comparable with the market median when challenging performance goals are achieved and above the market median when goals are exceeded. For purposes of determining fiscal 2009 award opportunities under this and other incentive compensation plans, the Company used annual base salaries in effect prior to the temporary pay cuts which went into effect on April 1, 2009.

          Company-Wide Portion of “All Employee Bonus”

          For 2009, the target for the Company-wide portion of the bonus of up to 7% of base salary was based on our earnings before interest and taxes (“EBIT”) adjusted to exclude certain amounts such as amortization, goodwill impairment loss and alternative fuel mixture credits. For every dollar of adjusted EBIT over the threshold of $77 million, we would have contributed $0.15 to a bonus pool to be allocated among employees at a uniform percentage of each employee’s base salary, but not to exceed 7%. Based on 2009 adjusted EBIT of approximately $63 million, no bonus was paid for the Company-wide portion of the “All Employee Bonus.”

          Site-specific Portion of “All Employee Bonus”

          The table below sets forth the targets for the site-specific component of the “All Employee Bonus” for our Named Executive Officers, the percentage actually awarded and the basis for calculating the bonus awarded. In addition, the target and maximum amounts that could be earned by each Named Executive Officer with respect to the “All Employee Bonus” are set forth in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards Table below and the actual bonus paid is reported in the “Non-Equity Incentive Plan Compensation (All Employee Bonus)” column of the Summary Compensation Table below.

Name	Basis for Site-Specific Component (Up to 8% of Annual Salary)	Portion of Site- Specific Component Actually Awarded	How Calculated

John B. Crowe, Chief Executive Officer	2% based on achieving improved Company safety performance as reflected by Total Incident Rate (TIR)	0.00% of base salary ($0)	Based on a sliding scale of targets for each element.

	6% based on achieving target levels of Company adjusted cash flow	5.09% of base salary ($34,358)

Steven G. Dean, Senior Vice President and Chief Financial Officer	2% based on achieving improved Company safety performance as reflected by Total Incident Rate (TIR)	0.00% of base salary ($0)	Based on a sliding scale of targets for each element.

	6% based on achieving target levels of Company adjusted cash flow	5.09% of base salary ($14,761)

Kristopher J. Matula President and Chief Operating Officer	2% based on achieving improved Company safety performance as reflected by Total Incident Rate (TIR)	0.00% of base salary ($0)	Based on a sliding scale of targets for each element.

	6% based on achieving target levels of Company adjusted cash flow	5.09% of base salary ($23,160)

Paul N. Horne, Senior Vice President, Product and Market Development	2% based on achieving improved Company safety performance as reflected by Total Incident Rate (TIR)	0.00% of base salary ($0)	Based on a sliding scale of targets for each element.

	6% based on achieving target levels of Company adjusted cash flow	5.09% of base salary ($17,815)

Charles S. Aiken, Senior Vice President, Manufacturing and Sustainability	2% based on achieving improved Company safety performance as reflected by Total Incident Rate (TIR)	0.00% of base salary ($0)	Based on a sliding scale of targets for each element.

	6% based on achieving target levels of Company adjusted cash flow	5.09% of base salary ($16,543)

Safety. All of our Named Executive Officers had 2% of the site-specific portion of their “All Employee Bonus” based on Buckeye’s achieving our safety goals as measured by total incident rate (TIR). TIR is a mathematical calculation that describes the number of recordable job-related injuries and diseases that occurred per 100 full-time employees in any given time frame. It is based on a rate of 200,000 labor hours, which equates to 100 employees, who work 40 hours per week, and who work 50 weeks per year. If Company TIR exceeded 3.5, no bonus would be awarded. If Company TIR was 3.5 or less, then the Named Executive Officers would receive a bonus for that category. If Company TIR was 3.0 or less, then the Named Executive Officers would receive a bonus of 1% of their salary. If Company TIR was 2.5 or less, then the Named Executive Officers would receive a bonus of 2% of their salary. For fiscal year 2009, Company TIR was 3.66; therefore, participants received no bonus based on safety.

Adjusted Cash Flow. To emphasize the importance of cash flow during difficult financial times, all of our Named Executive Officers had two-thirds of the site-specific portion of their “All Employee Bonus” opportunity based on our achieving adjusted cash flow targets. Adjusted cash flow is defined as operating cash flow minus capital expenditures. In addition, the receipt of alternative fuel mixture credits was excluded from adjusted cash flow for purposes of calculating this portion of the bonus. If adjusted cash flow failed to reach a threshold of $20 million, no bonus would be awarded. If adjusted cash flow was $30 million, then the Named Executive Officers would receive a bonus of 3.0% of their salary. If adjusted cash flow was $45 million or more, then the Named Executive Officers would receive a bonus of 6.0% of their salary. For fiscal year 2009, our adjusted cash flow was approximately $40.5 million, and therefore the Named Executive Officers received a bonus equal to 5.09% of their respective salaries for the site specific portion of their “All Employee Bonus.”

At-Risk Compensation Bonus

          Executive officers and certain other employees also participate in our At-Risk Compensation, or “ARC,” Bonus Plan. The primary purpose of the ARC program is to align a meaningful portion of pay to the attainment of short-term goals in support of our annual business plan. ARC participants are eligible to receive a bonus based on a combination of Buckeye’s business performance and the individual’s role in contributing to the success of Buckeye.

          Through fiscal year 2009, two-thirds of the total ARC bonus opportunity was tied to the achievement of objective financial or performance targets, such as earnings per share and cash flow targets, at either the Company-wide, division or facility level, as appropriate. The remaining one-third of the ARC bonus was based on the employee’s individual performance, judged on subjective performance factors. Examples of the subjective measures include leadership of a key project or undertaking a special strategic initiative.

          In order to align a larger portion of the ARC bonus to objective criteria, the Compensation Committee has approved converting part of the subjective portion of the ARC bonus to objective criteria. Beginning in fiscal year 2010, the portion of the ARC bonus that is based on subjective measures has been decreased by 50%, so that five-sixths of the ARC bonus opportunity is now based on objective financial or performance targets, and one-sixth is based on subjective performance factors.

          Each executive officer’s goals and target performance levels are established based on a mix of Company-wide measures and performance measures more directly linked to the executive’s specific role and responsibilities. Management recommends to the Compensation Committee proposed measures and targets for each executive. The Compensation Committee then reviews and approves the measures and targets based on assessment of probability of attainment, market conditions and our overall performance. Fiscal year 2009 ARC performance goals and targets for executive officers were approved by the Compensation Committee at its August 7, 2008 meeting.

          When the Compensation Committee adopted the ARC program, it set various maximum bonus opportunities for different classes of officers and managers based on level of responsibility and competitive market data. Since that time, it has periodically reviewed the maximum ARC bonus opportunities in comparison to market data provided by Mercer. Based on Mercer’s most recent market pay analysis, the Compensation Committee approved increasing the maximum ARC bonus opportunity for the Chief Executive Officer from 120% of base salary to 150% of base salary, effective beginning in fiscal year 2010, to bring his potential pay more in line with competitive practice. The Compensation Committee believes that the maximum ARC bonus opportunities remain appropriately set at 120% of base salary for the Chief Operating Officer, 90% of base salary for Senior Vice Presidents and 60% of base salary for Vice Presidents.

          When setting ARC goals and corresponding award opportunities, our practice prior to fiscal year 2008 was to award to executives only a minimal portion (about 20%) of the potential maximum ARC bonus when performance targets were met. Thus, for an employee to receive the full ARC bonus opportunity, performance targets had to be significantly exceeded. Based on Mercer’s review and advice, the Compensation Committee adopted guidelines in July 2007 to recalibrate ARC performance targets and corresponding award opportunities so that total cash compensation levels can be comparable with the market median when challenging performance goals are achieved and above the market median when goals are exceeded.

          For fiscal year 2009, each executive officer’s ARC bonus was based on the criteria shown in the following table and described in the paragraphs that follow. Provided the applicable threshold for achievement of a financial performance target is met, the amount of the bonus with respect to such target is calculated on a sliding scale above the threshold achievement level. The threshold and maximum amounts that could be earned by each Named Executive Officer with respect to the ARC bonus are set forth in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards Table below, and the total amounts paid to each Named Executive Officer under the ARC bonus are reflected in the “Non-Equity Incentive Plan Compensation (At-Risk Compensation Bonus)” column of the Summary Compensation Table below.

At-Risk Compensation Program Criteria for Fiscal Year 2009

Executive	Financial Performance Criteria, Maximum Percentage Possible for Each Category and Actual Percentage Awarded for Each Category					Non-Financial Criteria Maximum Possible Actual Award	Maximum Total Award Actual Award

John B. Crowe, Chief Executive Officer	Cash Flow	Safety	Net Trade Days	Share Price Performance	Adjusted Earnings per Share	Subjective criteria

Maximum Possible	30%	10%	10%	15%	15%	40%	120% of Base Salary

Actual Award	25.46%	0%	0%	0%	0%	0%	25.46% of Base Salary

Steven G. Dean, Senior Vice President and Chief Financial Officer	Cash Flow	Safety	Net Trade Days	Share Price Performance	Adjusted Earnings per Share	Subjective criteria

Maximum Possible	20%	10%	10%	10%	10%	30%	90% of Base Salary

Actual Award	16.97%	0%	0%	0%	0%	0%	16.97% of Base Salary

Kristopher J. Matula, President and Chief Operating Officer	Cash Flow	Safety	Net Trade Days	Share Price Performance	Adjusted Earnings per Share	Subjective criteria

Maximum Possible	30%	10%	10%	15%	15%	40%	120% of Base Salary

Actual Award	25.46%	0%	0%	0%	0%	0%	25.46% of Base Salary

Paul N. Horne, Senior Vice President, Product and Market Development	Cash Flow	Safety	Net Trade Days	UltraFiber500® Revenue	Durable Nonwovens Volume	Subjective criteria

Maximum Possible	20%	10%	10%	10%	10%	30%	90% of Base Salary

Actual Award	16.97%	0%	0%	0%	0.35%	0%	17.32% of Base Salary

Charles S. Aiken, Senior Vice President, Manufacturing and Sustainability	Cash Flow	Safety	Net Trade Days	Overall Equipment Effectiveness (OEE)		Subjective criteria

Maximum Possible	30%	10%	10%	10%		30%	90% of Base Salary

Actual Award	25.46%	0%	0%	0%		0%	25.46% of Base Salary

Cash Flow Portion of ARC Bonus. The target for the cash flow portion of the ARC Bonus was based on our adjusted cash flow, which is defined as operating cash flow minus capital expenditures. In order for participants to receive any bonus for this segment, adjusted cash flow had to exceed a threshold of $20 million. If our adjusted cash flow reached at least $30 million, participants would receive a bonus of 50% of that segment of their ARC bonus. If adjusted cash flow reached $45 million, participants would receive a bonus of 100% of that segment of their ARC bonus. Based on 2009 adjusted cash flow, participants received approximately 85% of the segment of their ARC bonus that was tied to adjusted cash flow. The receipt of alternative fuel mixture credits was excluded from adjusted cash flow for purposes of calculating this portion of the bonus.

Safety Portion of ARC Bonus. The target for the safety portion of the ARC bonus was based on our achieving an improvement in our safety performance, as measured by Total Incident Rate (TIR). TIR is a mathematical calculation that describes the number of recordable job-related injuries and diseases that occurred per 100 full-time employees in any given time frame. It is based on a rate of 200,000 labor hours, which equates to 100 employees, who work 40 hours per week, and who work 50 weeks per year. Our TIR for fiscal year 2009 had to be no higher than 3.5 in order for participants to receive any portion of the segment of their ARC bonus that was tied to safety. If company-wide TIR was no higher than 3.0, then participants would receive 50% of the portion of the segment of their ARC bonus that was tied to safety. If our company-wide TIR was no higher than 2.5, then participants would receive 100% of the portion of their ARC bonus that was tied to safety. Based on our company-wide TIR of 3.66 for fiscal year 2009, no bonus was received on this segment.

Net Trade Days Portion of ARC Bonus. The target for the net trade days portion of the ARC bonus was based on our achieving a reduction in our net trade days. In order for participants to receive any bonus for this segment, net trade days had to drop below 69 days. If net trade days were at 65 days or lower, participants would receive 100% of that segment of their ARC bonus. For fiscal year 2009, no bonus was received on this segment.

Share Price Performance (Total Shareholder Return) Portion of ARC Bonus. Share Price Performance was measured by comparing our total shareholder return versus that of a peer group of seven companies. If our total shareholder return for the fiscal year ending June 30, 2009 was equal to that of our peer group, then participants would receive 50% of the portion of their ARC bonus tied to share price performance. If our total shareholder return was 30% above that of our peer group, then participants would receive 100% of the portion of their ARC bonus tied to share price performance. For fiscal year 2009, no bonus was received on this segment.

Adjusted Earnings per Share Portion of ARC Bonus. The target for the adjusted earnings per share portion of the ARC Bonus was based on our earnings per share adjusted to exclude goodwill impairment loss and alternative fuel mixture credits. In order for participants to receive any bonus for this segment, adjusted earnings per share had to reach a minimum of $0.80. If adjusted earnings per share reached $1.00, participants would receive a bonus of 50% of that segment of their ARC bonus. If adjusted earnings per share reached $1.20, participants would receive a bonus of 100% of that segment of their ARC bonus. Based on 2009 adjusted earnings per share of $0.58, participants received none of the segment of their ARC bonus that was tied to adjusted earnings per share.

UltraFiber 500® Revenue Portion of ARC Bonus. The target for the UltraFiber 500® revenue portion of the ARC bonus was based on our progress in increasing the revenue for this product. In order for participants to receive any bonus for this segment, UltraFiber 500® revenue had to exceed a threshold of $7.5 million. If UltraFiber 500® revenue reached $9 million, participants would receive 100% of that segment of their ARC bonus. Based on 2009 UltraFiber 500® revenue, no bonus was received on this segment.

Durable Nonwoven Product Volume Portion ARC Bonus. The target for the durable nonwoven products portion of the ARC Bonus was based on our progress in developing durable nonwovens volume. If durable nonwovens volume reached 400 tons, participants would receive a bonus of 50% of that segment of their ARC bonus. If durable nonwovens volume reached 1,000 tons, participants would receive a bonus of 100% of that segment of their ARC bonus. Based on 2009 results, participants received 3.5% of their ARC bonus tied to durable nonwovens volume.

Overall Equipment Effectiveness Portion of ARC Bonus. Overall equipment effectiveness (OEE) is a measure that reflects the overall capacity utilization and effectiveness of our manufacturing facilities. In order for participants to receive any bonus for OEE, the average Company OEE for major sites had to achieve a threshold of

63.2%. If OEE reached 64.2%, participants would receive 100% of that segment of their bonus. Based on the average OEE for our major sites, no bonus was received on this segment.

Non-Financial Criteria (Subjective Portion) of ARC Bonus. Based on the difficult economic conditions, management recommended that the Compensation Committee award 0% of the subjective portion of the ARC bonus to the Named Executive Officers. The Compensation Committee adopted management’s recommendation.

Long-Term Incentive Compensation

          Buckeye has two long-term incentive programs: the 2007 Omnibus Incentive Compensation Plan and the Buckeye Technologies Inc. Restricted Stock Plan. The purpose of these long-term incentive plans is to tie a portion of executives’ pay to their contribution to our long-term performance and creation of stockholder value.

          2007 Omnibus Incentive Compensation Plan

          The general purpose of the Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan (the “2007 Omnibus Plan”) is to attract and retain selected employees and directors by offering them a greater stake in our success and to encourage ownership of our common stock by employees and directors. The 2007 Omnibus Plan authorizes the grant of restricted stock and stock options. Stock options granted under the 2007 Omnibus Plan may be either “incentive stock options” as defined in Section 422 of the Code, or nonqualified stock options, as determined by the Compensation Committee.

          Restricted Stock. Under the 2007 Omnibus Plan, restricted stock awards may be granted to directors, officers and certain other employees. The purpose of these restricted stock awards is to focus the individual’s attention on the long-term performance of the business, to enhance employee retention, to encourage long-term stock ownership and to strengthen the alignment of stockholder and employee interests in share price appreciation. Vesting of restricted stock can be tied to continued service and/or performance criteria.

          Restrictions on the restricted stock granted in fiscal year 2009 lapse at the rate of one-third per year, commencing one year from the date of grant, based on continued service with Buckeye. Additionally, the vesting restrictions applicable to the restricted stock will lapse on an accelerated basis upon the first to occur of the following:

•	the participant’s death;

•	the termination of the participant’s employment by reason of permanent disability; or

•	a change in control of Buckeye.

          Upon a participant’s termination of employment with Buckeye prior to the lapse of the restrictions or violation of the restrictions placed on the restricted stock, the participant’s unvested shares of restricted stock will be forfeited to us.

          Stock Options. The Compensation Committee believes that stock options, which only have value if our stock price appreciates between the time of grant and the time options are exercised, are an effective vehicle for aligning executive and stockholder interests by focusing participants on long-term share price appreciation. The exercise price for stock options is equal to the Company’s closing stock price on the date of grant. Stock options granted in fiscal year 2009 vest at the rate of one-third per year, commencing one year from the date of grant but vest immediately upon the participant’s death, the termination of the participant’s employment by reason of permanent disability or a change in control of Buckeye. In general, vested options may be exercised within ten years from the date the options were granted.

          Upon a participant’s termination of employment with Buckeye, option awards remain exercisable only in accordance with the following provisions:

•	Upon termination for cause, any unexercised options are immediately forfeited;

•	Upon termination by reason of death or disability, any vested options remain exercisable until the earlier of two years after termination and the tenth anniversary of the award;

•

Upon either (1) voluntary termination of service following attainment of age 55 and with the approval of the Chief Executive Officer, or (2) retirement from service following attainment of age 62, any vested options remain exercisable until the earlier of five years after termination and the tenth anniversary of the award; and

•	Upon termination for any reason other than cause, death or disability, any vested options remain exercisable until the earlier of 90 days after termination and the tenth anniversary of the award.

          Award Determination and Timing: Restricted stock and stock option grant levels are recommended by management to the Compensation Committee. The Compensation Committee reviews and approves equity grants based on a number of factors including market data for comparable positions, individual performance, the individual participant’s position and responsibilities, market conditions and overall Company performance.

          For fiscal years 2008 and 2009, grants of restricted stock and stock options were made in April at the time of scheduled Compensation Committee meetings. As previously noted, the Company will make future equity grants, beginning in fiscal 2010, following the end of the year (i.e., July/August time frame), so that annual incentives and long-term incentives can be evaluated at the same time each year.

          Based on recommendations from Mercer, the Compensation Committee originally approved target long-term incentive award opportunities for Named Executive Officers ranging from 60% to 150% of base salary, with awards provided through an equal value mix of stock options and restricted stock. Restricted stock grant levels are calculated using our closing stock price on the date of grant, and stock option grant levels are calculated using the Black-Scholes option pricing model. To help minimize costs and equity plan dilution levels, grants made in fiscal 2008 and 2009 were below originally approved target levels.

          Based on the Company’s closing stock price at the time of the April 2009 equity grants ($4.04 per share), grant date award values were well below prior year levels, and aggregate awards to all employees and non-employee directors were capped to not exceed 2.0% of common shares outstanding.

          The Compensation Committee granted restricted stock awards to our Named Executive Officers under the 2007 Omnibus Plan in April 2009 in the following amounts: John B. Crowe: 74,427 shares; Steven G. Dean: 12,790 shares; Kristopher J. Matula: 30,102 shares; Paul N. Horne: 15,437 shares; and Charles S. Aiken: 14,334 shares. The Compensation Committee also awarded options to our Named Executive Officers in April 2009 in the following amounts: John B. Crowe: 74,427 options; Steven G. Dean: 12,790 options; Kristopher J. Matula: 30,102 options; Paul N. Horne: 15,437 options; and Charles S. Aiken: 14,334 options. The total value of equity grants to each Named Executive Officer was based in part on benchmark market data provided by Mercer, senior management’s recommendations and the Compensation Committee’s own assessment of each individual’s performance and experience.

          Restricted Stock Plan

          Under the Buckeye Technologies Inc. Restricted Stock Plan (the “Restricted Stock Plan”), restricted stock awards are granted to officers and certain other employees. The purpose of these restricted stock awards is to focus the individual’s attention on the long-term performance of the business, to enhance employee retention, to encourage long-term stock ownership and to strengthen the alignment of stockholder and employee interests in share price appreciation. The restricted stock awards are issued at the fair market value of the common stock based on the average closing price on the NYSE for the 20 business days prior to the date of grant.

          Restricted stock awards under the Restricted Stock Plan are generally either Employee Retirement Income Security Act (“ERISA”) cap awards or incentive awards. In fiscal year 2009, only ERISA cap awards were granted. In a prior fiscal year, the Compensation Committee made grants of incentive restricted stock awards which vest on the same terms and conditions as the ERISA cap awards, as described below. Accordingly, a portion of the compensation reported in the “Stock Awards” column of the Summary Compensation Table reflects the expense recognized by Buckeye with respect to incentive restricted stock awards and a portion of the unvested shares of restricted stock reported in the Outstanding Equity Awards at Fiscal Year End Table reflects outstanding incentive restricted stock awards.

          ERISA cap awards are granted annually to provide an additional benefit to officers with years of valuable experience that cannot be credited under Buckeye’s defined contribution plan due to IRS limits on qualified retirement plans. Under the Restricted Stock Plan, participants receive annual grants of restricted stock equal in value to the difference between (i) the employer-provided contribution, if any, which would have been allocated to the individual for such fiscal year under the Buckeye Retirement Plan, discussed below, if the statutory limitations of Sections 401(a)(17) and 415 of the Code did not apply and (ii) the actual employer-provided allocation to such participants’ accounts under such plan. These annual awards are referred to as ERISA cap awards. Incentive restricted stock awards are granted as an important part of the long-term incentive compensation mix and also to supplement or replace the incentive and non-qualified stock options that Buckeye has historically intended to grant under its stockholder-approved stock option plans.

          Restrictions on the restricted stock lapse upon the first to occur of the following:

•	the participant’s death;

•	the termination of the participant’s employment by reason of permanent disability;

•	the voluntary termination of the participant’s employment at or after the attainment of age 55 with the approval of the Chief Executive Officer;

•	the participant’s retirement from Buckeye at or after age 62; or

•	a change in control of Buckeye.

          Upon a participant’s termination of employment with Buckeye prior to the lapse of the restrictions or violation of the restrictions placed on the restricted stock, the participant’s unvested shares of restricted stock will be forfeited to us.

          Although the restricted stock may be voted by the participant, the restricted stock may not be sold, pledged or otherwise transferred before the participant’s death, the participant’s approved retirement from Buckeye or a change in control of Buckeye, and if the participant should violate the restrictions or otherwise leave Buckeye before an approved retirement date, the restricted stock is subject to forfeiture.

Retirement Plans

          Defined Contribution Plan

          The Buckeye Retirement Plan (the “Retirement Plan”) is a defined contribution retirement plan covering substantially all of our U.S. employees, including executive officers. Contributions to the Retirement Plan consist of (1) Company contributions of 1% of the employee’s gross compensation plus 1/2% for each year of service, up to a maximum of 11% of the employee’s gross compensation and (2) Company matching contributions equal to $0.50 for each $1.00 of the employee’s 401(k) contributions, up to a maximum annual matching contribution of $2,000 per employee.

          Retirement Replacement Plan

          Under the Buckeye Retirement Replacement Plan (the “Retirement Replacement Plan”), officers having less than 20 years of Buckeye service receive annual cash awards. The awards are intended to compensate the recipients to provide an additional benefit to officers with years of valuable experience that cannot be credited under Buckeye’s defined contribution plan. Under the Retirement Replacement Plan, certain executive officers are eligible to receive a cash payment for the fiscal year equal to the difference between (A) the contribution that would have been made to his or her account under the Retirement Plan for the fiscal year had he or she been credited with an additional number of years of service as determined by (1) the Compensation Committee, in the case of the Chief Executive Officer and the President, or (2) by the Chief Executive Officer, in the case of any other employee, and (B) the contribution that was actually credited to his or her account under the Retirement Plan for the fiscal year. Payments made under the Retirement Replacement Plan are capped at 4% of the executive’s gross pay as defined under the Retirement Plan.

Change in Control Agreements

          We have entered into change in control agreements with each of our Chief Executive Officer, Chief Operating Officer and Senior Vice Presidents. Change in control agreements allow us to attract and retain qualified executives and enable executives to objectively judge potential takeovers in terms of the potential benefit to stockholders without being distracted by personal concerns over job security and possible reductions to their income and benefits. The specific provisions of the change in control agreements appear below under “Potential Payments Upon Termination or Change of Control.”

Deductibility of Compensation

          Section 162(m) of the Code generally imposes a $1 million limit on the deductibility of certain compensation paid to certain executive officers of public companies. Compensation in excess of $1 million may still be deductible notwithstanding Section 162(m) of the Code if such compensation is payable solely on account of the attainment of one or more performance goals and meets other requirements imposed by Section 162(m) of the Code. The Compensation Committee believes that all of the compensation awarded to our executive officers during fiscal year 2009 is fully deductible notwithstanding this limit.

          In addition, in adopting the change in control agreements with Named Executive Officers, discussed above and described in greater detail in the “Potential Payments Upon Termination or Change in Control” section below, the Compensation Committee provided for a potential cutback in the amount that would be payable to each Named Executive Officer in order to assure that Buckeye would be able to fully deduct all payments made upon a change in control pursuant to Section 280G of the Code and to protect Named Executive Officers from the excise tax imposed by Section 4999 of the Code on payments that exceed the Code Section 280G limitations.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Compensation Committee is comprised of Mr. Red Cavaney (Chairman), Mr. George W. Bryan, Mr. Lewis E. Holland and Ms. Virginia B. Wetherell, each of whom is an “independent” director under the rules of the NYSE. The Compensation Committee’s charter can be found on our website at www.bkitech.com under the “Investor Relations” tab. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing in this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to Buckeye’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Red Cavaney, Chairman
George W. Bryan
Lewis E. Holland
Virginia B. Wetherell

SUMMARY COMPENSATION TABLE

This table discloses compensation for Buckeye’s Named Executive Officers for fiscal years 2007, 2008 and 2009.

Name	Fiscal Year	Salary ($)	Retirement Replace- ment Plan (Bonus) ($)[1]	Stock Awards ($)[2]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation (“All Employee Bonus”) ($)	Non-Equity Incentive Plan Compensation (At-Risk Compensation Bonus) ($)	All Other Compen- sation ($)[3]	Total ($)

John B. Crowe, Chairman and Chief Executive Officer	2009 2008 2007	658,125 675,000 575,000	28,555 28,050 23,494	275,631 219,658 182,727	179,097 73,617 76,054	34,358 39,016 26,405	171,855 316,440 240,925	18,100 16,625 15,200	1,365,721 1,368,406 1,139,805

Steven G. Dean, Senior Vice President and Chief Financial Officer	2009 2008 2007	286,375 245,000 179,583	12,409 10,256 7,331	23,946 6,675 3,708	26,067 10,002 7,042	14,761 20,385 11,542	49,213 90,577 49,870	15,800 14,375 11,163	428,571 397,270 270,239

Kristopher J. Matula, President and Chief Operating Officer	2009 2008 2007	447,379 455,000 425,000	12,030 14,233 15,198	67,711 20,179 10,990	52,158 8,225 —	23,160 26,344 19,595	115,843 206,479 178,075	21,550 20,000 18,500	739,831 750,460 667,358

Paul N. Horne, Senior Vice President, Product and Market Development	2009 2008 2007	345,625 350,000 329,167	— — —	40,443 15,170 9,449	26,749 4,215 —	17,815 28,626 16,890	60,620 90,335 103,655	27,300 26,750 26,200	518,552 515,096 485,361

Charles S. Aiken, Senior Vice President, Manufacturing and Sustainability	2009 2008 2007	320,938 320,833 300,000	— — —	48,437 23,572 17,328	24,836 3,915 —	16,543 27,664 17,610	82,745 111,682 86,340	27,300 26,750 26,200	520,799 514,416 447,478

(1)	Amounts in the Bonus column represent amounts earned in fiscal years 2009, 2008 and 2007 under the Retirement Replacement Plan.

(2)

Amounts in the Stock Awards and Option Awards columns represent the compensation cost recognized by us during 2009, 2008 and 2007 fiscal years related to restricted stock awards and option grants in accordance with SFAS No. 123R. See Note 13 to our audited financial statements as filed in the 2009 Annual Report on Form 10-K, which sets forth the material assumptions used in determining the compensation cost to us with respect to such awards.

(3)	Amounts in the “All Other Compensation” column are comprised of the following:

Name	Fiscal Year	Defined Contribution Plan	401(k) Match	Total

John B. Crowe, Chairman and Chief Executive Officer	2009 2008 2007	16,100 14,625 13,200	2,000 2,000 2,000	18,100 16,625 15,200

Steven G. Dean, Senior Vice President and Chief Financial Officer	2009 2008 2007	13,800 12,375 9,163	2,000 2,000 2,000	15,800 14,375 11,163

Kristopher J. Matula, President and Chief Operating Officer	2009 2008 2007	19,550 18,000 16,500	2,000 2,000 2,000	21,550 20,000 18,500

Paul N. Horne, Senior Vice President, Product and Market Development	2009 2008 2007	25,300 24,750 24,200	2,000 2,000 2,000	27,300 26,750 26,200

Charles S. Aiken, Senior Vice President, Manufacturing and Sustainability	2009 2008 2007	25,300 24,750 24,200	2,000 2,000 2,000	27,300 26,750 26,200

GRANTS OF PLAN-BASED AWARDS

         The following Grants of Plan-Based Awards table provides additional information regarding the non-equity and equity incentive plan awards granted to the Named Executive Officers during fiscal year 2009.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock and Option Awards

		Threshold ($)	Target ($)	Maximum ($)	(#)	($)

John B. Crowe, Chairman and Chief Executive Officer (3)	10/28/08 2/09/09 4/28/09 4/28/09	—	364,500	911,250	4,986 183 74,427 74,427	24,033 606 190,377 300,685

Steven G. Dean, Senior Vice President and Chief Financial Officer (4)	10/28/08 2/09/09 4/28/09 4/28/09	—	121,800	304,500	237 45 12,790 12,790	1,142 149 32,716 51,672

Kristopher J. Matula, President and Chief Operating Officer (5)	10/28/08 2/09/09 4/28/09 4/28/09	—	245,700	614,250	3,183 237 30,102 30,102	15,342 784 76,998 121,612

Paul N. Horne, Senior Vice President, Product and Market Development (6)	10/28/08 2/09/09 4/28/09 4/28/09	—	147,000	367,500	2,449 378 15,437 15,437	11,804 1,251 39,486 62,365

Charles S. Aiken, Senior Vice President, Manufacturing and Sustainability (7)	10/28/08 2/09/09 4/28/09 4/28/09	—	136,500	341,250	1,939 385 14,334 14,334	9,346 1,274 57,909 36,665

(1)

The amounts earned by each Named Executive Officer under each of the “All Employee Bonus” and the ARC Bonus are set forth in the “Non-Equity Incentive Plan Compensation” columns, and designated as “All Employee Bonus” or “At-Risk Compensation Bonus,” in the Summary Compensation Table.

(2)

Shares of restricted stock awarded in fiscal year 2009 included ERISA cap awards, and incentive awards under the 2007 Omnibus Plan, both of which are discussed in the Compensation Discussion and Analysis above. Details of Buckeye’s Restricted Stock Plan appear under “Long-Term Incentive Compensation-Restricted Stock Plan” above.

(3)	Mr. Crowe’s target payout under the “All Employee Bonus” and ARC Bonus were $40,500 and $324,000, respectively, with a maximum possible payout of $101,250 and $810,000, respectively.

(4)	Mr. Dean’s target payout under the “All Employee Bonus” and ARC Bonus were $17,400 and $104,400, respectively, with a maximum possible payout of $43,500 and $261,000, respectively.

(5)	Mr. Matula’s target payout under the “All Employee Bonus” and ARC Bonus were $27,300 and $218,400, respectively, with a maximum possible payout of the $68,250 and $546,000, respectively.

(6)	Mr. Horne’s target payout under the “All Employee Bonus” and ARC Bonus were $21,000 and $126,000, respectively, with a maximum possible payout of $52,500 and $315,000, respectively.

(7)	Mr. Aiken’s target payout under the “All Employee Bonus” and ARC Bonus were $19,500 and $117,000, respectively, with a maximum possible payout of $48,750 and $292,500, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table discloses outstanding stock option awards and restricted stock awards for the Named Executive Officers as of June 30, 2009.

	Option Awards				Restricted Stock

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)

John B. Crowe, Chief Executive Officer	20,000 20,000 30,000 16,000 18,800 50,000 24,052	48,104(4) 74,427(5)	16.00 15.06 11.25 7.60 7.60 10.77 9.03 4.04	10/22/09 1/16/11 4/23/12 4/23/12 4/20/14 4/20/14 4/29/18 4/28/19	14,219(2) 60,000 102,458	63,843 269,400 460,036

Steven G. Dean, Senior Vice President and Chief Financial Officer	8,000 8,000 4,800 3,260	3,200(3) 6,518(4) 12,790(5)	11.25 10.77 7.62 9.03 4.04	4/23/12 4/20/14 10/12/15 4/29/18 4/28/19	282(2) 6,000 16,588	1,266 26,940 74,480

Kristopher J. Matula, President and Chief Operating Officer	30,000 9,700 50,000 9,080	18,158(4) 30,102(5)	16.00 11.25 10.77 9.03 4.04	10/22/09 4/23/12 4/20/14 4/29/18 4/28/19	11,303(2) 25,000 40,683	50,750 112,250 182,667

Paul N. Horne, Senior Vice President, Product and Market Development	30,000 4,656	9,312(4) 15,437(5)	16.00 9.03 4.04	10/22/09 4/29/18 4/28/19	11,547(2) 12,000 20,863	51,846 53,880 93,675

Charles S. Aiken, Senior Vice President, Manufacturing and Sustainability	20,000 4,324	8,646(4) 14,334(5)	16.00 9.03 4.04	10/22/09 4/29/18 4/28/19	8,983(2) 12,000 19,372	40,334 53,880 86,980

(1)	Based on closing price of Buckeye stock on June 30, 2009 of $4.49.

(2)	Represents the number of unvested shares of restricted stock granted as ERISA cap awards through June 30, 2009, as described in the Compensation Discussion and Analysis above.

(3)	The 3,200 unvested options held by Mr. Dean vest at the rate of 1,600 shares per year on October 12, 2009 and October 12, 2010.

(4)	Options granted in fiscal year 2008 vest at the rate of 1/3 per year, commencing one year from the date of grant.

(5)	Options granted in fiscal year 2009 vest at the rate of 1/3 per year, commencing one year from the date of grant.

OPTION EXERCISES AND STOCK VESTED

          During fiscal year 2009, none of the Named Executive Officers exercised options. The following Named Executive Officers acquired stock through the vesting of restricted stock awards in fiscal year 2009.

	Stock Awards

Name	Number of Shares Acquired on Vest (#)	Value Realized on Vest ($)

John B. Crowe, Chairman and Chief Executive Officer	14,016	56,625

Steven G. Dean, Senior Vice President and Chief Financial Officer	1,900	7,676

Kristopher J. Matula, President and Chief Operating Officer	5,291	21,376

Paul N. Horne, Senior Vice President, Product and Market Development	2,714	10,965

Charles S. Aiken, Senior Vice President, Manufacturing and Sustainability	2,520	10,181

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

          Buckeye’s change in control agreements are structured on a “double-trigger” basis. This means that in order for an executive officer to receive a change in control payment, there must be a change in control and within two years after the change in control the executive officer’s employment must be terminated without “cause” or the executive officer must resign for “good reason.” If these events occur, then, pursuant to the change in control agreement, the executive is entitled to receive the following benefits:

•	a lump sum severance payment;

•	continued medical coverage; and

•	accelerated vesting of outstanding restricted stock and option awards (our restricted stock plan and option plans also include a provision that accelerates vesting upon a change in control).

          Additionally, the plan includes a modified “single-trigger” feature applicable only to the Chief Executive Officer and the Chief Operating Officer. If a change in control occurs, then one year after the change in control occurs, these two officers have a thirty-day window during which they may resign for any reason and receive a change in control severance payment.

          Described below are the circumstances that would trigger our obligation to make payments subsequent to a change in control, the payments and benefits that would be paid and how the determination of those payments and benefits is made.

Payments and Benefits

          For the Chief Executive Officer and the Chief Operating Officer, the severance payment is equal to three times the sum of executive’s highest base salary and highest bonus in the three years preceding termination, and medical coverage will be continued for three years following the executive’s termination. For Senior Vice Presidents, the severance payment is equal to two times the sum of the executive’s highest base salary and highest bonus in the three years preceding termination, and medical coverage will be continued for two years following the executive’s termination.

Change in Control

          Generally the change in control agreements define “Change in Control” as:

•	an acquisition of 25% or more of Buckeye’s voting securities;

•	a merger or similar transaction resulting in current stockholders owning 75% or less of the common stock and voting securities of the corporation or entity resulting from such transaction;

•	a substantial asset sale or liquidation or dissolution of Buckeye; or

•	a change in a majority of the members of the Board.

Termination without “Cause” or Resignation for “Good Reason”

          Each change in control agreement defines “cause” as the executive officer’s:

•	willful and material failure to follow lawful instructions;

•	willful gross misconduct or negligence resulting in material injury to Buckeye; or

•	conviction of a felony or any crime involving fraud or dishonesty, including any offense that relates to Buckeye’s assets or business or the theft of Buckeye’s property.

          Each change in control agreement defines “good reason” as, without the executive’s consent:

•	a material reduction in duties, responsibilities, reporting obligations or authority or a material change in title or position;

•

a failure to pay compensation or benefits when due, or a reduction in compensation or benefits(other than generally applicable benefit reductions), or the discontinuance of existing incentive and deferred compensation plans;

•	a relocation of the place of principal employment by more than 50 miles;

•	Buckeye fails to obtain assumption of the change in control agreement by an acquirer;

•	the procedures outlined in the change in control agreement for terminating the executive’s employment are not followed; or

•

in the case of the Chief Executive Officer and the Chief Operating Officer, the executive’s employment is terminated for any reason (whether by resignation or by termination) during the 30-day period beginning on the first anniversary of a change in control (modified “single trigger” provision).

Non-Competition; Non-Solicitation; Confidentiality

          Pursuant to the terms of the change in control agreements, each executive officer may not, during the term of his or her employment with Buckeye or thereafter, divulge confidential information of Buckeye except as required by law or to enforce any rights he or she may have against Buckeye.

          If a change in control occurs and an executive officer is terminated for cause or resigns without good reason, then for one year the executive may not:

•	solicit Buckeye customers or prospective customers;

•	solicit Buckeye employees;

•	establish a business that competes with Buckeye;

•	work for a business that competes with Buckeye;

•	invest in business that competes with Buckeye; or

•	interfere with Buckeye’s customer or supplier relationships.

          The following table reflects potential benefits or change in control payments to our Named Executive Officers if a triggering event were to have occurred on June 30, 2009. If the amount of these payments would cause an executive to become subject to the “golden parachute” excise tax imposed under Section 4999 of the Code, the change in control payments will be reduced or “capped” so that the executive is not subject to an excise tax.

The following tables reflect potential termination benefits or change in control payments to our Named Executive Officers had a triggering event occurred on June 30, 2009. Certain of these payments, if triggered, would constitute “excess parachute payments” that the Company could not deduct for federal income tax purposes and would subject the executive to an excise tax on those payments. Accordingly, in such a case, payments to an executive resulting from or following a change in control are reduced or “capped” at an amount that would preserve the Company’s tax deduction and eliminate any excise tax on the executive. The table reflects both the uncapped change of control payment, and the actual “capped” payment that would have been made in a change of control situation.

John B. Crowe, Chief Executive Officer

	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Medical/ Welfare, Tax & Outplacement Benefits ($) (3)	Acceleration of Equity Awards ($)	Total (uncapped)	Total (capped)

Voluntary Termination	—	—	—	—

Termination for Cause	—	—	—	—

Retirement (4)	—	—	—	333,243

Death or Disability (5)	—	—	—	826,772

Change in Control (6)	—	—	—	826,772

Involuntary or voluntary for good reason termination after a change in control	2,025,000	1,066,368	35,016	826,772	3,953,156	2,147,113

Steven G. Dean, Senior Vice President and Chief Financial Officer

	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Medical/ Welfare, Tax & Outplacement Benefits ($) (3)	Acceleration of Equity Awards ($)	Total (uncapped)	Total (capped)

Voluntary Termination	—	—	—	—

Termination for Cause	—	—	—	—

Retirement (4)	—	—	—	28,206

Death or Disability (5)	—	—	—	108,442

Change in Control (6)	—	—	—	108,442

Involuntary or voluntary for good reason termination after a change in control	572,750	221,924	32,893	108,442	936,009	637,828

Kristopher J. Matula, President and Chief Operating Officer

	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Medical/ Welfare, Tax & Outplacement Benefits ($) (3)	Acceleration of Equity Awards ($)	Total (uncapped)	Total (capped)

Voluntary Termination	—	—	—	—

Termination for Cause	—	—	—	—

Retirement (4)	—	—	—	163,000

Death or Disability (5)	—	—	—	359,213

Change in Control (6)	—	—	—	359,213

Involuntary or voluntary for good reason termination after a change in control	1,365,000	698,469	49,340	359,213	2,472,022	2,096,565

Paul N. Horne, Senior Vice President, Product and Market Development
	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Medical/ Welfare, Tax & Outplacement Benefits ($) (3)	Acceleration of Equity Awards ($)	Total (uncapped)	Total (capped)

Voluntary Termination	—	—	—	—

Termination for Cause	—	—	—	—

Retirement (4)	—	—	—	105,726

Death or Disability (5)	—	—	—	206,348

Change in Control (6)	—	—	—	206,348

Involuntary or voluntary for good reason termination after a change in control	700,000	237,922	32,893	206,348	1,177,163	1,177,163

Charles S. Aiken, Senior Vice President, Manufacturing and Sustainability

	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Medical/ Welfare, Tax & Outplacement Benefits ($) (3)	Acceleration of Equity Awards ($)	Total (uncapped)	Total (capped)

Voluntary Termination	—	—	—	—

Termination for Cause	—	—	—	—

Retirement (4)	—	—	—	94,214

Death or Disability (5)	—	—	—	187,644

Change in Control (6)	—	—	—	187,644

Involuntary or voluntary for good reason termination after a change in control	641,876	278,692	23,344	187,644	1,131,556	1,131,556

(1)	Represents the executive’s highest annual base salary received during the three years preceding June 30, 2009 times the applicable multiplier under the change in control agreement.

(2)	Represents the executive’s highest annual bonus received during the three years preceding June 30, 2009 times the applicable multiplier under the change in control agreement.

(3)

The value of medical benefits is estimated based on the annual premium each Named Executive Officer would be required to pay for continuing medical coverage under the provisions of our medical plan required by the Consolidated Omnibus Budget Reconciliation Act (COBRA) multiplied by the number of years such benefit would be provided under the applicable change in control agreement.

(4)

Represents the product of the number of unvested shares underlying restricted stock awards issued under the Restricted Stock Plan multiplied by $4.49. $4.49 was the closing price of Buckeye stock on June 30, 2009.

(5)

Represents the sum of (1) the difference between the strike price of unvested options that would become vested upon death or disability and $4.49, and (2) the product of the number of unvested shares underlying outstanding restricted stock awards that would become vested upon death or disability multiplied by $4.49. $4.49 was the closing price of Buckeye stock on June 30, 2009.

(6)

Represents the sum of (1) the difference between the strike price of unvested options that would become vested in connection with a change in control and $4.49, and (2) the product of the number of unvested shares underlying outstanding restricted stock awards that would become vested in connection with a change in control multiplied by $4.49. $4.49 was the closing price of Buckeye stock on June 30, 2009.

DIRECTOR COMPENSATION

          The table below sets forth the compensation of non-management directors in fiscal year 2009, which is discussed in more detail under “PROPOSAL 1-ELECTION OF DIRECTORS – How are our directors compensated?”

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Total ($)

George W. Bryan (3)	50,500	16,483	—	66,983

R. Howard Cannon (4)	46,000	16,483	—	62,483

Red Cavaney (5)	59,583	16,483	—	76,066

David B. Ferraro (6)	41,250	16,483	—	57,733

Katherine Buckman Gibson (7)	51,500	16,483	—	67,983

Lewis E. Holland (8)	56,917	16,483	—	73,400

Virginia B. Wetherell (9)	48,000	16,483	—	64,483

(1)	Directors are paid according to the following fee schedule:

Types of Compensation	Amount

Board Retainer

$40,000 annually (payable in equal quarterly installments) and restricted stock having a value of $30,000 as determined by the closing trading price of the Company’s common stock on the grant date (i) on the date a person becomes a director if he or she became a director on a date other than the date of the annual stockholders meeting and (ii) on the date of the annual stockholders meeting, and vesting ratably over a three year period

Board Meeting Fees	None

Committee Meeting Fees	$1,000 per meeting when not held in conjunction with regularly scheduled board meetings

Service Fees:

Presiding Director	$ 5,000 annually (payable in equal quarterly installments)

Audit Committee Chair	$10,000 annually (payable in equal quarterly installments)

Audit Committee Member	$ 5,000 annually (payable in equal quarterly installments)

Other Committee Chair	$ 5,000 annually (payable in equal quarterly installments)

Other Committee Member	$ 2,500 annually (payable in equal quarterly installments)

(2)

Amounts in the Stock Awards column represent the compensation cost recognized by us in fiscal year 2009 related to restricted stock grants in accordance with SFAS No. 123R. See Note 13 to the our audited financial statements as filed in the 2009 Annual Report of Form 10-K, which sets forth the material assumptions used in determining the compensation cost to us with respect to such awards. The grant date fair market value computed in accordance with FAS 123R for the Stock Awards to non-employee directors in fiscal year 2009 was $30,000. As of June 30, 2009, each of our non-employee directors had 7,094 of unvested shares of restricted stock issued pursuant to our 2007 Omnibus Plan. During fiscal year 2009, 594 shares of restricted stock vested for each of our non-employee directors.

(3)	Mr. Bryan earned $4,500 as a member of the Compensation Committee and $6,000 as member and chair of the Nominating and Corporate Governance Committee.

(4)	Mr. Cannon earned $4,333 as a member of the Audit Committee and $1,667 as a member of the Nominating and Corporate Governance Committee.

(5)	Mr. Cavaney earned $8,000 as a member of the Audit Committee, $7,000 as a member and chair of the Compensation Committee and $4,583 as Presiding Director.

(6)	Mr. Ferraro earned $1,250 as Presiding Director.

(7)	Ms. Buckman Gibson earned $8,000 as a member of the Audit Committee and $3,500 as a member of the Nominating and Corporate Governance Committee.

(8)	Mr. Holland earned $13,000 as a member and chair of the Audit Committee and $3,917 as a member of the Compensation Committee.

(9)	Ms. Wetherell earned $4,500 as a member of the Compensation Committee and $3,500 as a member of the Nominating and Corporate Governance Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Compensation Committee for fiscal year 2009 consisted of Mr. Red Cavaney (Chairman), Mr. George W. Bryan, Ms. Virginia Wetherell and Mr. Lewis E. Holland, all of whom were independent directors. No executive officer serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee. No director who also serves as an executive officer participated in deliberations regarding his own compensation.

EQUITY COMPENSATION PLAN INFORMATION (1)

(as of June 30, 2009)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

Equity Compensation
Plans Approved by
stockholders (2)	2,491,741(3)	8.12	1,809,628(4)

Equity Compensation
Plans not approved by
stockholders (5)	471,226(6)	3.75	437,642(7)

Total	2,962,967	7.43	2,247,270

(1)

Grants of equity-based awards to Named Executive Officers and directors under the plans listed in this Equity Compensation Plan Information are described more fully in the Compensation Discussion and Analysis section above and accompanying tables and under the heading “How are our directors compensated?”

(2)	Buckeye stockholders approved the 1995 Incentive and Non-Qualified Stock Option Plan, the 1995 Management Stock Option Plan and the 2007 Omnibus Plan.

(3)	1,981,550 shares were subject to outstanding options issued under the 1995 stock option plans and the 2007 Omnibus Plan and 510,191 restricted stock shares are outstanding under the 2007 Omnibus Plan.

(4)	Shares reserved for issuances under the 2007 Omnibus Plan.

(5)

The Formula Plan and the Restricted Stock Plan were approved by the unaffected members of the Board. A narrative description of the material terms of Buckeye’s Formula Plan appears under “Amended and Restated Formula Plan for Non-Employee Directors” above. A narrative description of the material terms of Buckeye’s Restricted Stock Plan appear under “Long-Term Incentive Compensation-Restricted Stock Plan” in the Compensation Discussion and Analysis section above.

(6)	190,000 shares were subject to outstanding options issued under the Formula Plan and 281,226 shares outstanding under the Restricted Stock Plan.

(7)	Shares reserved for issuance under the Restricted Stock Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The directors are required annually to complete a detailed questionnaire that is designed to elicit disclosure of any potential related party relationships or transactions and to ensure that directors meet the applicable requirements established by the NYSE and the SEC. Should such a transaction exist or occur, the board (and/or the Audit Committee) would inquire fully into the facts and circumstances and respond appropriately. Such response could include a requirement that, if possible, the relationship or transaction be terminated or rescinded or that the director be removed from the Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          The federal securities laws require our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of any securities of Buckeye. To our knowledge, based solely on review of the copies of such reports furnished to Buckeye and representations by certain reporting persons, all of our officers, directors and greater than 10% beneficial owners made all filings required in a timely manner.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

          If you wish to submit a proposal to be included in our proxy statement for our 2010 Annual Meeting of Stockholders, proposals must be submitted by eligible stockholders who have complied with the relevant regulations of the SEC and must be received no later than May 28, 2010. Stockholder proposals should be mailed to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, Attention: Corporate Secretary.

          In addition, the Company’s Bylaws contain an advance notice provision requiring that, if a stockholder’s proposal is to be brought before and considered at the next annual meeting of stockholders, such stockholder must provide timely written notice thereof to the Secretary of the Company. In order to be timely, the notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of last year’s annual meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of such Annual Meeting (or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the date on which public announcement of the date of such meeting is first made by the Company). In the event that a stockholder proposal intended to be presented for action at the Annual Meeting is not received timely, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

ANNUAL REPORT AND FINANCIAL INFORMATION

          Upon the written request of any record holder, any beneficial owner of common stock entitled to vote at the annual meeting or any other interested party, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended June 30, 2009. Requests should be directed to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, Attention: Corporate Secretary (901) 320-8125.

OTHER BUSINESS

          The Board knows of no matters other than those discussed in this Proxy Statement which will be presented at the 2009 annual meeting of stockholders. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of management.

BY ORDER OF THE BOARD

Sheila Jordan Cunningham
Senior Vice President,
General Counsel and Corporate Secretary

Memphis, Tennessee
September 23, 2009

THIS PAGE INTENTIONALLY LEFT BLANK

Buckeye Technologies Inc. Annual Meeting of Stockholders November 5, 2009 5:00 p.m. Central Time

THERE ARE THREE WAYS TO VOTE YOUR PROXY

INTERNET VOTING	TELEPHONE VOTING	VOTING BY MAIL
Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 5:00 p.m. Eastern Time on Wednesday, November 4, 2009.

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-260-0388, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your Proxy Card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. Available until 5:00 p.m. Eastern Time on Wednesday, November 4, 2009.

Simply mark, sign and date your Proxy Card and return it in the postage-paid envelope. Any mailed Proxy Card must be received prior to the vote at the meeting. If you are voting by telephone or the Internet, please do not mail your card.

COMPANY NUMBER	CONTROL NUMBER

PLEASE DETACH PROXY HERE

☒	Please mark votes as in this example.
ELECTION OF DIRECTORS (terms expiring in 2012)	FOR	WITHHELD	RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.	FOR	AGAINST	ABSTAIN
	☐	☐		☐	☐	☐
Nominees:	Red Cavaney John B. Crowe David B. Ferraro

Exceptions:

	Signed:	_____________	Date: ____________
For all nominees except as noted above.
	Signed:	_____________	Date: ____________

Stockholder should sign here exactly as shown on the label affixed hereto. Administrator, Trustee, or Guardian, please give full title. If more than one Trustee, all should sign. All Joint Owners should sign.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO:

Georgeson Inc.
Wall Street Station
P.O. Box 1101
New York, NY 10269-0666

PLEASE DETACH PROXY HERE
P R O X Y

PROXY

Buckeye Technologies Inc.

P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned appoints each of Sheila Jordan Cunningham and Steven G. Dean, or either of them, with full power of substitution and revocation as Proxy to vote all shares of stock standing in my name on the books of Buckeye Technologies Inc. (the “Company”) at the close of business on September 11, 2009, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters, 1001 Tillman Street, Memphis, Tennessee, on November 5, 2009, at 5:00 p.m., Central Time, and at any and all adjournments, upon the matters set forth in the Notice of the meeting. The Proxy is further authorized to vote in her or his discretion as to any other matters which may come before the meeting. At the time of preparation of the Proxy Statement, the Board of Directors knows of no business to come before the meeting other than that referred to in the Proxy Statement.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR THE PROPOSALS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THIS PROXY.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE